Exhibit 10.1

FOURTH AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

by and among

ULTIMATE ELECTRONICS, INC.

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

WELLS FARGO RETAIL FINANCE, LLC

as the Arranger and Agent,

NATIONAL CITY BUSINESS CREDIT, INC.

as the Documentation Agent

and

BACK BAY CAPITAL FUNDING LLC,

as Tranche B Agent

Dated as of July 27, 2004

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION

	1.1	Definitions
	1.2	Accounting Terms
	1.3	Code
	1.4	Construction
	1.5	Schedules and Exhibits
	1.6	The Term “Borrower” or “Borrowers”

2.	LOANS AND TERMS OF PAYMENT

	2.1	Advances
	2.2	Borrowing Procedures and Settlements
	2.3	The Tranche B Facility
	2.4	Payments
	2.5	Overadvances
	2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations
	2.7	Credit Card Collections
	2.8	Depository Accounts
	2.9	Collections
	2.10	Crediting Payments; Float Charge
	2.11	Designated Account
	2.12	Maintenance of Loan Account; Statements of Obligations
	2.13	Fees
	2.14	Letters of Credit
	2.15	LIBOR Option
	2.16	Capital Requirements
	2.17	Joint and Several Liability of Borrowers; Rights of Contribution

3.	CONDITIONS; TERM OF AGREEMENT

	3.1	Conditions Precedent to the Effectiveness of this Agreement
	3.2	Conditions Precedent to all Extensions of Credit
	3.3	Term
	3.4	Effect of Termination
	3.5	Payments of Principal of Tranche B Loan; Early Termination by Borrowers

4.	CREATION OF SECURITY INTEREST

	4.1	Grant of Security Interest
	4.2	Authorization to File Financing Statements
	4.3	Negotiable Collateral
	4.4	Collection of Accounts, General Intangibles, and Negotiable Collateral
	4.5	Other Actions
	4.6	Delivery of Additional Documentation Required; Lien Perfection
	4.7	Power of Attorney
	4.8	Right to Inspect

i

	4.9	Control Agreements

5.	REPRESENTATIONS AND WARRANTIES

	5.1	No Encumbrances
	5.2	Eligible Accounts
	5.3	Eligible Inventory
	5.4	Equipment
	5.5	Location of Inventory and Equipment
	5.6	Inventory Records
	5.7	Location of Chief Executive Office; FEIN; Organizational I.D. Number; Names; Status
	5.8	Due Organization and Qualification; Subsidiaries
	5.9	Due Authorization; No Conflict
	5.10	Litigation
	5.11	No Material Adverse Change
	5.12	Fraudulent Transfer
	5.13	Employee Benefits
	5.14	Environmental Condition
	5.15	Intellectual Property
	5.16	Locations; Leases
	5.17	Complete Disclosure
	5.18	Indebtedness
	5.19	No Materially Adverse Contracts, etc
	5.20	Compliance with Other Instruments, Laws, etc
	5.21	Holding Company and Investment Company Acts
	5.22	Absence of Financing Statements, etc
	5.23	Certain Transactions
	5.24	Regulations U and X
	5.25	Payment of Taxes
	5.26	Fiscal Year

6.	AFFIRMATIVE COVENANTS

	6.1	Accounting System
	6.2	Collateral Reporting
	6.3	Financial Statements, Reports, Certificates
	6.4	Return
	6.5	Maintenance of Properties; Title to Equipment
	6.6	Title to Equipment
	6.7	Maintenance of Equipment
	6.8	Taxes
	6.9	Insurance
	6.10	Location of Inventory and Equipment
	6.11	Compliance with Laws
	6.12	Leases

	6.13	Brokerage Commissions
	6.14	Existence
	6.15	Environmental
	6.16	Disclosure Updates
	6.17	Inventories, Appraisals, and Audits
	6.18	Electronic Reporting
	6.19	Employee Benefits
	6.20	Additional Collateral Covenants
	6.21	Investment Proceeds, Etc
	6.22	Additional Real Property Collateral
	6.23	Landlord Waivers and Consents
	6.24	Material Inventory Supplier
	6.25	No Setoff or Counterclaims
	6.26	New Subsidiaries
	6.27	Specified Blocked Account Agreements
	6.28	FACA Compliance

7.	NEGATIVE COVENANTS

	7.1	Indebtedness
	7.2	Liens and Restrictions on Negative Pledges and Upstream Guaranties
	7.3	Restrictions on Fundamental Changes
	7.4	Disposal of Assets
	7.5	Change Name
	7.6	Guarantee
	7.7	Nature of Business
	7.8	Prepayments and Amendments
	7.9	Change of Control
	7.10	Consignments
	7.11	Distributions
	7.12	Accounting Methods
	7.13	Investments
	7.14	Transactions with Affiliates
	7.15	Suspension
	7.16	Use of Proceeds
	7.17	Change in Location of Chief Executive Office; Inventory and Equipment with Bailees
	7.18	Securities Accounts
	7.19	No Prohibited Transactions Under ERISA
	7.20	Deposit Accounts, Credit card clearinghouse, etc
	7.21	Store Openings
	7.22	Minimum EBITDA / Fixed Charge Coverage Ratio
	7.23	Capital Expenditures

8.	EVENTS OF DEFAULT

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES

	9.1	Rights and Remedies
	9.2	Securities and Deposits
	9.3	Standards for Exercising Rights and Remedies
	9.4	Remedies Cumulative
	9.5	License

10.	TAXES AND EXPENSES

11.	WAIVERS; INDEMNIFICATION

	11.1	Demand; Protest; etc
	11.2	The Lender Group’s Liability for Collateral
	11.3	Indemnification

12.	NOTICES

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS

	14.1	Assignments and Participations
	14.2	Successors

15.	AMENDMENTS; WAIVERS

	15.1	Amendments and Waivers
	15.2	Replacement of Holdout Lender
	15.3	No Waivers; Cumulative Remedies

16.	AGENT; TRANCHE B AGENT; THE LENDER GROUP

	16.1	Appointment and Authorization of Agent and Tranche B Agent
	16.2	Delegation of Duties
	16.3	Liability of Agents
	16.4	Reliance by Agents
	16.5	Notice of Default or Event of Default
	16.6	Credit Decision
	16.7	Costs and Expenses; Indemnification
	16.8	Agent in Individual Capacity
	16.9	Successor Agent
	16.10	Lender in Individual Capacity
	16.11	Payments to, and Distributions by, Agent
	16.12	Duties in the Case of Enforcement
	16.13	Agent May File Proofs of Claim

	16.14	Withholding Taxes
	16.15	Collateral Matters
	16.16	Restrictions on Actions by Lenders; Sharing of Payments
	16.17	Agency for Perfection
	16.18	Payments by Agent to the Lenders
	16.19	Concerning the Collateral and Related Loan Documents
	16.20	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information
	16.21	Several Obligations; No Liability
	16.22	Legal Representation of Agent
	16.23	Confidentiality
	16.24	Documentation Agent
	16.25	Press Releases and Related Matters

17.	GENERAL PROVISIONS

	17.1	Governing Documents of Parent
	17.2	Effectiveness
	17.3	Section Headings
	17.4	Interpretation
	17.5	Severability of Provisions
	17.6	Amendments in Writing
	17.7	Counterparts; Telefacsimile Execution
	17.8	Revival and Reinstatement of Obligations
	17.9	Integration
	17.10	Parent as Agent for Borrowers
	17.11	Amendment and Restatement

v

FOURTH AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of July 27, 2004, between and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), including, without limitation, WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company (“WFRF”), BACK BAY CAPITAL FUNDING LLC, as tranche B agent (the “Tranche B Agent”), and WFRF as the arranger and administrative agent for the Lenders and any other holder of Obligations referred to below (“Agent”), and, on the other hand, ULTIMATE ELECTRONICS, INC., a Delaware corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”, as governed by the provisions of Section 1.6 of the Agreement).

A.                                   WFRF and each Borrower entered into that certain Third Amendment and Restated Loan and Security Agreement dated as of April 2, 2004, as amended by (i) that certain First Amendment to Third Amended and Restated Loan and Security Agreement, dated June 9, 2004 (as so amended, the “Existing Loan Agreement”).

B.                                     Borrowers have requested and, subject to the terms and conditions of this Agreement, Lenders have agreed to entirely amend and restate the Existing Loan Agreement to, among other things, provide for a Tranche B Loan in the original principal amount of $13,000,000 and amend the covenant in Section 7.22.

C.                                     The parties hereto desire to amend, restate and modify, but not extinguish, the Existing Loan Agreement in its entirety as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1                               Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Accordion Activation” has the meaning assigned to that term in subsection 2.1(f).

“Accordion Amount” means an amount up to $25,000,000.

“Accordion Commitment” means the commitments of the Accordion Lenders to fund the Accordion Amount as set forth in subsection 2.1(f).

“Accordion Lenders” means the Revolving Credit Lenders that shall be identified as “Accordion Lenders” on Schedule C-1 (as amended pursuant to subsection 2.1(f)(iii)) to this Agreement that shall have delivered to the Agent a Confirmation of Accordion Commitment and, when used in the context of a particular Accordion Commitment, shall mean Accordion Lenders having that Accordion Commitment.

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

“Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by any Borrowers’ certified public accountants; and (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto, and any reversal of any reserves established as a result of purchase accounting adjustments.

“Accounts” means all of Borrowers’ now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined from time to time in the Code), and any and all supporting obligations in respect thereof including any and all credit insurance, guaranties or security therefor.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by Wells Fargo or its Affiliates for the account of Administrative Borrower or its Subsidiaries.

“Adjustment Date” means the first day of the month immediately following the month in which a Compliance Certificate is to be delivered by Parent pursuant to subsection 6.3(a)(iv).

“Administrative Borrower” has the meaning set forth in Section 17.9.

“Advances” means Borrowings and other advances made by the Revolving Credit Lenders and the Swing Lender to the Borrowers.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 5% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

“Agent” means Wells Fargo Retail Finance, LLC, solely in its capacity as agent for the Lenders hereunder, and any successor thereto.

“Agent’s Account” means an account at a bank designated by Agent from time to time as the account into which Borrowers shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Administrative Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number 323-266193 and maintained by Agent with The Chase Manhattan Bank, 4 New York Plaza, 15th Floor, New York, New York 10004, ABA #021000021.

“Agent Advances” has the meaning set forth in subsection 2.2(e)(i).

“Agent Fee Letter” means that certain fee letter, dated as of even date herewith, between Borrowers and Agent, in form and substance satisfactory to Agent.

“Agent’s Liens” means the Liens granted by Borrowers to Agent for the benefit of the Lender Group under this Agreement or the other Loan Documents.

“Agent-Related Persons” means Agent together with its Affiliates, officers, directors, employees, partners, investors and agents.

“Agreement” has the meaning set forth in the preamble hereto.

“Amendment Fee” means $125,000 to be paid to the Agent, for the account of the Revolving Credit Lenders ratably, which such fee shall be fully earned and non-fundable upon payment.

“Applicable Margin” means, for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the Excess Availability based on the average Excess Availability for the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period.

Level	Excess Availability	LIBOR Rate Margin	Base Rate Margin

I	Greater than $40,000,000	1.75%	0.00%
II	Less than or equal to $40,000,000 but greater than $15,000,000	2.00%	0.25%
III	Less than or equal to $15,000,000	2.25%	0.50%

Notwithstanding the foregoing, (a) for the Advances outstanding during the period commencing on the Closing Date and ending on the last day of Parent’s fiscal quarter ending on or about October of 2004, the Applicable Margin shall be the Applicable Margin set forth in Level II above, and (b) if Parent fails to deliver any information required pursuant to subsection 6.2(b) when due (after giving effect to any applicable grace period) or any Compliance Certificate pursuant to subsection 6.3(a)(iv) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate or the information required pursuant to subsection 6.2(b), as applicable, is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

“Appraised Fair Market Value” means, at any date of determination, the fair market value determined by an appraiser selected by Agent and pursuant to a methodology acceptable to Agent in its Permitted Discretion.

“Assignee” has the meaning set forth in Section 14.1.

“Assignment and Acceptance” means an Assignment and Acceptance in the form of Exhibit A-1.

“Authorized Person” means any officer or other employee of Administrative Borrower.

“Availability Block Amount” means $10,000,000.

“Balance Sheet Date” means January 31, 2004.

“Bankruptcy Code” means the United States Bankruptcy Code, as in effect from time to time.

“Bank Products” means any service or facility extended to Administrative Borrower or its Subsidiaries by Wells Fargo or any Affiliate of Wells Fargo including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedge Agreements.

“Bank Products Reserves” means, as of any date of determination, the amount of reserves that Agent has established (based upon Wells Fargo’s or its Affiliate’s reasonable determination of the credit exposure in respect of then extant Bank Products) for Bank Products then provided or outstanding.

“Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 11:00 a.m. (Boston, Massachusetts time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by Administrative Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means, the rate of interest announced within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.  To the extent Wells Fargo fails to announce its “prime rate” or such “prime rate” is otherwise unavailable, the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate”.

“Base Rate Loan” means any Advance (or portion of an Advance) that bears interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower or any Subsidiary or ERISA Affiliate of any Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Bingham” has the meaning set forth in Section 16.22.

“Blocked Account Agreements” has the meaning set forth in subsection 2.8(a)(i).

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf thereof.

“Books” means all of each Borrower’s and its Subsidiaries’ now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of each Borrower’s or its Subsidiaries’ Records relating to its or their business operations or financial condition, and all of its goods or General Intangibles related to such information).

“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Revolving Credit Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance, in each case, to Administrative Borrower.

“Borrowing Base” means

(a)                                  the lesser of

(i)                                     85% of the Net Retail Liquidation Value of Eligible Inventory; provided however that during the Seasonal Period the advance rate shall be 90% of the Net Retail Liquidation Value of Eligible Inventory, or

(ii)                                  75% of the Cost of Eligible Inventory; plus

(b)                                 the Real Estate Advance Amount, plus

(c)                                  85% of Eligible Credit Card Receivables, plus

(d)                                 upon the prior written consent of the Required Revolving Credit Lenders, such other Eligible Accounts (including private label credit card receivables to the extent that Credit Card Agreements in connection therewith shall have been delivered to Agent) subject to advance rates set forth in such consent; minus

(e)                                  the aggregate of such Reserves Against Availability as may have been established by Agent, minus

(f)                                    the Availability Block Amount; minus

(g)                                 the Projections Reserve (if applicable).

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1, as such form may be revised from time to time by Agent.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Buyout Acceptance Notice” shall have the meaning provided in Section 2.3(g) of this Agreement.

“Buyout Exercise Notice” means the Agent giving the Tranche B Agent notice that the Agent intends to grant, consent to, or otherwise approve, a sale or transfer by the Borrowers of assets not permitted by Section 7.4 (as in effect on the Closing Date) at a time when (a) the Tranche B Agent has not consented to such sale or transfer and (b) either (i) Excess Availability immediately after such sale or transfer is less than Excess Availability immediately prior to such sale or transfer or (ii) an Overadvance exists or an Overadvance will exist, or is projected to exist, upon the completion of such sale or transfer.

“Buyout Exercise Period” means, at any time, (a) within sixty (60) days following any Standstill Termination Date or (b) within ten (10) days following the Tranche B Agent’s receipt of a Buyout Exercise Notice.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, and (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

“Change of Control” shall be deemed to have occurred at such time as a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) (other than William J. Pearse, Barbara A. Pearse and the various immediate family trusts of William J. Pearse and Barbara A. Pearse, whether now existing or hereafter created including, without limitation, the William James Pearse III Trust No. 1, the William James Pearse III Trust No. 2, the Megan Pearse Trust No. 1, the Megan Pearse Trust No. 2, the Bradford Pearse Trust No. 1 and the Bradford Pearse Trust No. 2) become the “beneficial owner” (as defined in Rule 13d—3 under the Exchange Act), directly or indirectly, of more than 20% of the total voting power of all classes of stock then outstanding of Parent entitled to vote in the election of directors.

“Closing Date” means the date on which Agent notifies Administrative Borrower that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived and the Tranche B Loan has been funded.

“Code” means the Massachusetts Uniform Commercial Code, as in effect from time to time.

“Collateral” means all of the following properties, assets and rights of each Borrower, wherever located, whether now owned or hereafter acquired or arising:

(a)                                  Accounts,

(b)                                 Books,

(c)                                  Equipment,

(d)                                 General Intangibles,

(e)                                  Inventory,

(f)                                    Investment Property,

(g)                                 Negotiable Collateral,

(h)                                 Real Property Collateral,

(i)                                       commercial tort claims set forth on Schedule C-3 and any hereafter arising commercial tort claims,

(j)                                       health care insurance receivables,

(k)                                    money or other assets of each such Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

(l)                                       the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, commercial tort claims, health care receivables, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including, without limitation, all cash equivalents, checks, and credit card slips (whether from a Credit Card Issuer or otherwise) and receipts as arise out of the sale of Collateral, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Borrowers.

“Commitment” means, (a) with respect to each Revolving Credit Lender, such Revolving Credit Lender’s Revolving Credit Commitment; (b) with respect to all Revolving Credit Lenders, the aggregate of all of their Revolving Credit Commitments; and (c) with respect to each Tranche B Lender, its Pro Rata Share of the outstanding principal amount of the Tranche B Loan.  The Commitments of the Revolving Credit Lenders shall be adjusted to give effect to the Accordion Activation pursuant to Section 2.1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

“Concentration Account” means the Concentration Account Number 1018169963 established pursuant to the Blocked Account Agreement with the Concentration Account Bank.

“Concentration Account Bank” means Wells Fargo Colorado NA, whose office is located at 1740 Broadway, Denver, Colorado 80274, and whose ABA number is 102000076 or such then other banks as may be agreed to by Parent and Agent from time to time.

“Confirmation of Accordion Commitment” has the meaning set forth in subsection 2.1(f).

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent, executed and delivered by the applicable Borrower, Agent, and the applicable securities intermediary with respect to a Securities Account or a bank with respect to a deposit account.

“Copyright Security Agreements” means the copyright security agreements executed and delivered by each Borrower and Agent, the form and substance of which are satisfactory to Agent.

“Cost” means the calculated cost of purchases, as determined from invoices received by a Borrower, such Borrower’s purchase journal or stock ledger, based upon such Borrower’s accounting practices, known to Agent, which practices are in effect on the date on which this Agreement was executed or subsequently adopted with the written approval of Agent.  “Cost” does not include any inventory capitalization costs inclusive of advertising or other non purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold, but may include other charges used in such Borrower’s determination of cost of goods sold and bringing goods to market, all within Agent’s sole discretion and in accordance with GAAP.

“Cost Factor” means the result of 1 minus a Borrower’s then cumulative markup percent derived from such Borrower’s purchase journal.

“Credit Card Agreements” means those certain credit card receipts agreements, each in form and substance reasonably satisfactory to Agent and each of which is among Agent, the applicable Borrower and one of Borrowers’ Credit Card Processors (or private label credit card processors pursuant to the provisions of clause (d) of each of the definitions of Borrowing Base and Tranche B Borrowing Base).

“Credit Card Issuer” means collectively MasterCard or Visa bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International, American Express. Discover and GE Capital Consumer Card Company.

“Credit Card Processor” means any Person that acts as a credit card clearinghouse or processor with respect to any sales transactions involving credit card purchases by customers using credit cards issued by any Credit Card Issuer.

“Daily Balance” means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

“Dated Assets” has the meaning set forth in Section 2.17.

“Dated Liabilities” has the meaning set forth in Section 2.17.

“deems itself insecure” means that the Person deems itself insecure in accordance with the provisions of Section 1208 of the Code.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Revolving Credit Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) the Base Rate for the first 3 days from and after the date the relevant payment is due, and (b) thereafter, at the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Designated Account” means account number 101816995 of Administrative Borrower maintained with the Designated Account Bank, or such other deposit account of Administrative Borrower (located within the United States) that has been designated as such, in writing, by Administrative Borrower to Agent.

“Designated Account Bank” means Wells Fargo Colorado NA, whose office is located at 1740 Broadway, Denver, Colorado 80274 and whose ABA number is 102000076.

“Dollars” or “$” means United States dollars.

“EBITDA” means, with respect to any fiscal period, a Person and its Subsidiaries consolidated net earnings (or loss), minus extraordinary gains, plus non-cash impairment losses, Interest Expense, income taxes, and depreciation and amortization for such period, as determined in accordance with GAAP.

“Eligible Accounts” means those Accounts created by any of the Borrowers in the ordinary course of its business, that arise out of its sale of goods or rendition of services, that strictly comply with each of the representations and warranties respecting Accounts made by such Borrower under the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the criteria set forth below, which criteria may be fixed and revised by Agent in its Permitted Discretion from time to time after the Closing Date.  Eligible Accounts shall not include the following:

(a)                                  Accounts that the Account Debtor has failed to pay (i) within 90 days of original invoice date, or (ii) within 60 days of original due date.

(b)                                 Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)                                  Accounts with respect to which the Account Debtor is an employee, Affiliate, or agent of any Borrower,

(d)                                 Accounts with respect to which goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)                                  Accounts that are not payable in Dollars,

(f)                                    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(g)                                 Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States (exclusive, however, of (y) Accounts owed by any state that does not have a statutory counterpart to the Assignment of Claims

Act or (z) Accounts owed by any state that does have a statutory counterpart to the Assignment of Claims Act as to which the applicable Borrower has complied to Agent’s satisfaction),

(h)                                 Accounts with respect to which the Account Debtor is a creditor of any Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the Account;

(i)                                     Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage, unless otherwise consented to by Agent;

(j)                                     Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, or goes out of business;

(k)                                  Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition;

(l)                                     Accounts with respect to which the goods giving rise to such Account have not been shipped and billed to a customer, or the services giving rise to such Account have not been performed and accepted by the Account Debtor, or the Account otherwise does not represent a final sale;

(m)                               Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, or West Virginia (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless the applicable Borrower has qualified to do business in New Jersey, Minnesota, West Virginia, or such other states, or has filed a business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement;

(n)                                 Accounts that represent the progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services; and

(o)                                 Accounts that are not subject to a valid and perfected first priority Agent’s Lien.

“Eligible Credit Card Receivables” means Eligible Accounts due to the Borrowers from a Credit Card Issuer or Credit Card Processor that shall have entered into a Credit Card Agreement, provided however that Eligible Accounts due to the Borrowers from American Express shall be Eligible Credit Card Receivables notwithstanding the absence of a Credit Card Agreement among the Agent, the Borrowers and American Express.

“Eligible Inventory” means consumer electronic products Inventory of Borrowers consisting of first quality, finished goods held for sale in the ordinary course of Borrowers’ business, net of any unearned vendors’ discounts and Inventory Reserves (as defined below), that are located at Borrowers’ premises identified on Schedule E-1, that strictly comply with each of and all the representations and warranties respecting Inventory made by Borrowers in the Loan Documents, and that are and continue to be acceptable to Agent in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Agent in Agent’s sole discretion.  In determining the amount to be so included, Inventory shall be valued at the lower of Cost or market on a basis consistent with Borrowers’ current and historical accounting practices, or such accounting practices as may be in effect from time to time and approved in writing by Agent.  Without limiting the foregoing, the following shall not be Eligible Inventory:

(p)                                 Inventory that is not owned solely by a Borrower or in which a Borrower does not have good, valid and marketable title thereto (including Inventory acquired on consignment);

(q)                                 Inventory that is not located at one of the locations set forth on Schedule E-1;

(r)                                    Inventory that is located on real property leased by a Borrower and located in a jurisdiction which grants a landlord a lien on the Collateral located on the leased premises senior or superior to the Lien of the Agent as a matter of law, unless it is subject to a Collateral Access Agreement executed by the mortgagee, lessor, or other third party, as the case may be;

(s)                                  Inventory located at a distribution center leased by a Borrower or a contract warehouse, in each case that is not subject to a Collateral Access Agreement and, with respect to any contract warehouse, unless such Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

(t)                                    Inventory that is not subject to a valid and perfected first priority Agent’s Lien;

(u)                                 Inventory that consists of goods in transit, other than goods in transit between the locations specified in Schedule E-1;

(v)                                 Inventory of a Borrower that is damaged, defective, or not currently saleable in the normal course of such Borrower’s operations;

(w)                               Inventory of a Borrower in an amount equal to such Borrower’s invoice variance reserves;

(x)                                   Discontinued consumer electronic products Inventory of a Borrower (to include obsolete and slow-moving Inventory based upon it being on hand beyond a number of days determined by Agent from time to time) in an amount in excess of 12% of total net amount of such Borrower’s consumer electronic products Inventory (determined after deducting unearned vendors’ discounts);

(y)                                 Free goods;

(z)                                   That portion of Borrowers’ consumer electronic products Inventory consisting of cellular phones in the net amount in excess of $2,000,000 (determined after deducting unearned vendors’ discounts); Inventory of a Borrower that is a restrictive or custom item, work-in-process, a component that is not part of finished goods, or constitutes parts, packaging and shipping materials, supplies used or consumed in such Borrower’s business, is subject to a Lien in favor of any third Person, consists of bill and hold goods, or Inventory acquired on consignment; and

(aa)                            Inventory that is non-SKU Inventory.

Agent may establish reserves (“Inventory Reserves”) from time to time in Agent’s discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the current Retail or market value of the Eligible Inventory.  Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on the following: (i) the estimated reclamation claims of unpaid sellers of Inventory sold to a Borrower; (ii) change in Inventory character, composition or mix; (iii) imbalance of Inventory; (iv) retail markdowns or markups inconsistent with prior period practice and performance; current business plans; or advertising calendar and planned advertising events; (v) Inventory shrinkage; or (vi) the change in the Net Retail Liquidation Value of the Inventory.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender that was party hereto as of the Closing Date or any partner, shareholder or investor in any Tranche B Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower, and (f) during the continuation of an Event of Default, any other Person approved by Agent.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower or any predecessor in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrowers, relating to the environment, employee health and safety (to the extent it regulates occupational exposure to Hazardous Materials), or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC, § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means all of Borrowers’ now owned or hereafter acquired right, title, and interest with respect to “equipment” (as such term is defined from time to time in the Code) and including without limitation, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including (a) any interest of the Borrowers in any of the foregoing and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Borrower and whose employees are aggregated with the employees of a Borrower under IRC Section 414(o).

“ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Parent, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Parent, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Benefit Plan under Section 401(a)(29) of the IRC by Parent or its Subsidiaries or any of their ERISA Affiliates.

“Event of Default” has the meaning set forth in Section 8.

“Excess Availability” means as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount as determined by Agent at any time, in its Permitted Discretion equal to the least of (i) the Maximum Amount less the Letter of Credit Usage less Advances, (ii) the Borrowing Base less the Letter of Credit Usage less Advances, or (iii) the Tranche B Borrowing Base less the Letter of Credit Usage less Advances, in each case and without duplication subject to the sublimits, Reserves Against Availability and other reserves from time to time established in accordance with this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Existing Lenders” means, individually and collectively, each of the lenders party to the Existing Loan Agreement.

“Existing Loan Agreement” has the meaning set forth in the preamble hereto.

“Fast Trak” means Fast Trak, Inc., a Minnesota corporation.

“FEIN” means Federal Employer Identification Number.

“Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA minus capital expenditures minus income taxes paid in cash, in each case during the Reference Period to (ii) Fixed Charges for such Reference Period.

“Fixed Charges” means, the sum (without duplication) of (a) Interest Expense for such period, (b) scheduled payments made or scheduled to be made during such period on account of principal of Indebtedness of a Person and its Subsidiaries (including scheduled principal payments in respect of the Loans) and (c) Distributions during such period.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning set forth in subsection 2.15(b)(ii).

“GAAP” means generally accepted accounting principles as in effect on the Balance Sheet Date in the United States, consistently applied, unless, in accordance with the provisions of Section 7.12, GAAP is adjusted to conform with Accounting Changes.

“General Intangibles” means all of Borrowers’ now owned or hereafter acquired right, title, and interest with respect to general intangibles and other personal property (including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names including, without limitation the trade names “Soundtrack”, “Ultimate Electronics”, “Fast Trak”, and “Audio King”, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims, membership interests in limited liability companies and general partnership interests in general partnerships and limited and general partnership interests in limited partnerships), and any and all supporting obligations in respect thereof, and any other personal property other than goods, Accounts, Investment Property, and Negotiable Collateral.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational or governing documents of such Person.

“Governmental Authority” means any foreign, federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guaranteed Pension Plan” means any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into between Administrative Borrower or its Subsidiaries and Wells Fargo or its Affiliates, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Administrative Borrower’s or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Holdout Lender” has the meaning set forth in Section 15.2.

“Indebtedness” means, without duplication (a) all obligations of a Borrower for borrowed money, (b) all obligations of a Borrower evidenced by bonds, debentures, notes, or other similar instruments (including obligations incurred in connection with the acquisition of property, assets or businesses) and all reimbursement or other obligations of a Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of a Borrower under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Borrower, irrespective of whether such obligation or liability is assumed, (e) all obligations of a Borrower for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of a Borrower’s business and repayable in accordance with customary trade practices), (f) all obligations of a Borrower under Synthetic Leases, (g) all sales by a Borrower of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Borrower relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Borrower to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (h) all obligations of a Borrower (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Stock issued by such Borrower or any rights measured by the value of such Stock, (i) all obligations of a Borrower under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”), (j) all obligations in respect of Indebtedness of any other entity (including any partnership in which a Borrower is a general partner) to the extent that a Borrower is liable therefor as a result of such Borrower’s ownership interest in or other relationship with such entity based on the Governing Documents of such entity or other documents governing such Borrower’s ownership interest or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Borrower is not liable therefor and such terms are enforceable under applicable law, (k) all obligations, contingent or otherwise, of a Borrower guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Borrower (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (t) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (u) any Capital Lease shall be the principal component of the aggregate of the rental obligations under such Capital Lease payable over the term thereof that is not subject to termination by the lessee, (v) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than any Borrower or any of its wholly owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (w) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (x) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Initial Loan Agreement” means that certain Loan and Security Agreement dated as of September 30, 1998, as amended and restated by that certain (i) Amended and Restated Loan and Security Agreement, dated as of November 24, 1998, and by that certain First Amendment to Amended and Restated Loan and Security Agreement, dated September 24, 1999, (ii) Second Amended and Restated Loan and Security Agreement, dated as of September 28, 2001, and by that certain First Amendment to Second Amended and Restated Loan and Security Agreement, dated as of December 12, 2001 and (iii) Second Amendment to Amended and Restated Loan and Security Agreement, dated as of March 7, 2002 and effective as of December 31, 2001 and by that certain Letter Amendment to Second Amended and Restated Loan and Security Agreement, dated as of September 22, 2003.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangibles” means Ultimate Intangibles Corp., a Colorado corporation.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Borrowers and Agent, the form and substance of which is satisfactory to Agent.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

“Interest Expense” means, for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees and expenses in connection with the borrowing of money; provided that Interest Expense shall not include the Amendment Fee, the Tranche B Commitment Fee or fees paid in connection with the Existing Loan Agreement.

“Inventory” means all Borrowers’ now owned or hereafter acquired right, title, and interest with respect to “inventory” (as such term is defined from time to time in the Code) and including without limitation, goods held for sale or lease or to be furnished under a contract of service, goods that are leased by a Borrower as lessor, goods that are furnished by a Borrower under a contract of service, and all of Borrowers’ now-owned or hereafter acquired raw materials, work in process, or materials used or consumed in a Borrower’s business including packing and shipping materials.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, transfers of property to, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practices), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

“Investment Property” means all of Borrowers’ now owned or hereafter acquired right, title, and interest with respect to “investment property” as that term is defined in the Code, and any and all supporting obligations in respect thereof.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means WFRF or any other Lender that, at the request of Administrative Borrower and with the written consent of Agent agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.14.

“L/C” has the meaning set forth in Section 2.14.

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning set forth in Section 2.14.

“Lender” and “Lenders” means the Revolving Credit Lenders and the Tranche B Lenders, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1 and the Accordion Lenders identified on Schedule C-1 to this Agreement.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender), Agent and the Tranche B Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower under any of the Loan Documents that are paid or incurred by the Lender Group, (b) fees or charges actually paid or incurred by Agent in connection with the Lender Group’s transactions with Borrowers, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent in the disbursement of funds to or for the account of Borrowers (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Agent to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Borrower or any guarantor of the Obligations, (h) Agent’s and Tranche B Agent’s reasonable fees and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, syndicating, administering, amending or modifying the Loan Documents and any related document or instrument, and (i) Agent’s reasonable fees and expenses (including attorneys fees and, in the case of the Agent, consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred in terminating, enforcing (including attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, partners, investors and agents of such Lender.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit.

“LIBOR Deadline” has the meaning set forth in subsection 2.15(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning set forth in subsection 2.15(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/16%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each Advance (or portion of an Advance) that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning set forth in Section 2.12.

“Loan Documents” means this Agreement, the Blocked Account Agreements, the Credit Card Agreements, all Control Agreements, the Pledge Agreement, the Letters of Credit, the Mortgages, the Perfection Certificates, the Trademark Security Agreement, the Intercompany Subordination Agreement, any certificates (including without limitation, the Borrowing Base Certificate and the Compliance Certificate) from time to time delivered by a Borrower pursuant to this Agreement or any other Loan Document, any Note or Notes (and any allonges thereto) executed by a Borrower in connection with this Agreement and payable to a member of the Lender Group, Uniform Commercial Code financing statements required under this Agreement, and any other agreement entered into, now or in the future, by any Borrower and the Lender Group in connection with this Agreement.

“Manufacturer Payables” means Indebtedness of any Borrower to the manufacturers, suppliers, providers, vendors or distributors of such Borrower’s Inventory incurred by such Borrower for the acquisition of such Inventory, which Indebtedness is not secured by any lien, security interest or encumbrance.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers taken as a whole, (b) a material impairment of a Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material adverse effect on the value of the Collateral or the amount that Agent would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the validity, enforceability, attachment, perfection or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of a Borrower.

“Material Inventory Supplier” means any supplier, provider, manufacturer, vendor or distributor of a Borrower’s Inventory from whom such Borrower purchases directly or indirectly, two percent (2.00%) or more of the total Inventory purchased by such Borrower during any fiscal year.

“Maturity Date” means April 30, 2008.

“Maximum Amount” means (i) $100,000,000 prior to the Administrative Borrower’s exercise of the Accordion Activation and (ii) such amount as Agent, in accordance with Section 2.1(f)(iii) shall set forth on an amended Schedule C-1 after the Administrative Borrower’s exercise of the Accordion Activation.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower in favor of Agent, for the benefit of the Lender Group, in form and substance satisfactory to Agent, that encumber the Real Property Collateral and the related improvements thereto as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which Parent, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

“Negotiable Collateral” means all of Borrowers’ now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights (whether or not in writing), instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Net Liquidation Percentage” means, at any date of determination, the percentage of the Cost value of Borrowers’ Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Eligible Inventory, net of liquidation expenses, such percentage to be as determined from time to time by Agent in its Permitted Discretion.

“Net Retail Liquidation Value” means, at any date of determination, the result (expressed in Dollars) of the Net Liquidation Percentage times the Cost value of Eligible Inventory as of such date.

“Note” or “Notes” means the Revolving Credit Notes and the Tranche B Notes.

“Obligations” means all loans, Advances, Borrowings, Tranche B Loan, debts, principal, interest (including any Post-Petition Interest or Post-Petition Fees), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant hereto and all obligations arising out of or in connection with Bank Products provided by any Agent-Related Persons), obligations, fees (including the fees provided for in the

Agent Fee Letter and the Tranche B Fee Letter), charges, costs, Lender Group Expenses (including any Post-Petition Interest or Post-Petition Fees), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“Organizational I.D. Number” means with respect to a Person, other than a natural person, the organizational identification number assigned to such Person, if any, by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

“Originating Lender” has the meaning set forth in subsection 14.1(e).

“Overadvance” has the meaning set forth in Section 2.5.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Participant” has the meaning set forth in subsection 14.1(e).

“PBGC” means the Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

“Perfection Certificate” means the Representations and Warranties of Officers forms submitted by Administrative Borrower to Agent with respect to each Borrower, together with Borrowers’ completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Investments” means (a) Investments in Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments by any Borrower in any other Borrower provided that if any such Investment is in the form of Indebtedness, such Indebtedness investment shall be subject to the terms and conditions of the Intercompany Subordination Agreement, and (e) so long as no Default or Event of Default has occurred or would result therefrom, loans and advances by Borrowers to Persons provided that the aggregate outstanding principal amount of all such advances and loans may not at any time exceed $500,000.

“Permitted Liens” means (a) Liens held by Agent for the benefit of Agent and the Lenders, (b) Liens for unpaid taxes that either (i) are not yet due and payable, or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness or the acquisition or lease of the underlying asset is permitted under Section 7.23 and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof and only secures the purchase price of the asset, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement) incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, (i) Liens arising by reason of security for surety or appeal bonds in the ordinary course of Borrowers’ business, (j) Liens of or resulting from any judgment or award that would not cause a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which a Borrower is in good faith prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (k) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgages, as accepted by Agent, (l) with respect to any Real Property that is not part of the Real Property Collateral, easements, covenants, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof by Borrowers, and (m) Liens in favor of consignors in respect of consignments permitted by Section 7.10.

“Permitted Protest” means the right of the applicable Borrower to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in an amount that is reasonably satisfactory to Agent, (b) any such protest is instituted promptly and prosecuted diligently by the applicable Borrower in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate amount outstanding at any one time not in excess of $1,000,000.  In no event shall Permitted Purchase Money Indebtedness include Indebtedness incurred for the purpose of financing all or any part of the acquisition cost of any Inventory.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and any Governmental Authority.

“Personal Property Collateral” means all Collateral other than Real Property.

“Pledge Agreement” means the amended and restated and consolidated master securities pledge agreement executed and delivered by each Borrower and Agent, the form and substance of which is satisfactory to Agent.

“Post-Petition Fees” means fees accruing on or after the occurrence, and during the continuance of, an Event of Default under Section 8.5 or Section 8.6 of this Agreement at the rates set forth in this Agreement, whether or not allowed or allowable in any case or proceeding under the Bankruptcy Code.

 “Post-Petition Interest” means interest accruing on or after the occurrence, and during the continuance of, an Event of Default under Section 8.5 or Section 8.6 of this Agreement at the rates set forth in this Agreement, whether or not allowed or allowable in any case or proceeding under the Bankruptcy Code.

“Priority Bank Products” means, collectively, (a) credit card services or facilities (other than private label credit card services or facilities with recourse to the Borrowers administered by Wells Fargo or an Affiliate of Wells Fargo which are not in existence on the Closing Date) and (b) Bank Products set forth in clauses (b) through (f) of the definition of “Bank Products”.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Projections Reserve” means a reserve in the amount of $3,000,000 shall be implemented from and after December 15, 2004 if the Agent and Tranche B Agent advise the Borrowers in writing prior to such date that the Agent and the Tranche B Agent have determined that the Projections submitted pursuant to Section 6.3(d) indicate a business plan which the Agent and the Tranche B Agent in their Permitted Discretion believe is not likely to result in the Borrowers having a Fixed Charge Coverage Ratio of no less than 1.10:1.00 on a trailing twelve month basis commencing on July 31, 2005 and at the last day of each month thereafter.  Following such determination and resulting increase, the Projections Reserve shall be reduced to $0 at any such time thereafter as (a) the Agent and the Tranche B Agent determine in their Permitted Discretion, based on Projections delivered pursuant to Section 6.3(c) or (d) that the Borrowers are likely to achieve a Fixed Charge Coverage Ratio of 1.1 to 1.0 or greater on a trailing twelve month basis for periods following such determination or (b) if earlier, delivery of a Compliance Certificate demonstrating compliance with Section 7.22(b).

“Pro Rata Share” means:

(a)                                  with respect to a Revolving Credit Lender’s obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Credit Commitment being reduced to zero, the percentage obtained by dividing (i) such Revolving Credit Lender’s Commitment, by (ii) the aggregate Revolving Credit Commitments of all Revolving Credit Lenders, and (y) from and after the time that the Revolving Credit Commitment has been terminated or reduced to zero, the percentage obtained by dividing (I) the aggregate principal amount of such Revolving Credit Lender’s Advances by (II) the aggregate principal amount of all Advances,

(b)                                 with respect to a Revolving Credit Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (x) prior to the Revolving Credit Commitment being reduced to zero, the percentage obtained by dividing (i) such Revolving Credit Lender’s Revolving Credit Commitment, by (ii) the aggregate Revolving Credit Commitments of all Revolving Credit Lenders, and (y) from and after the time that the Revolving Credit Commitment has been terminated or reduced to zero, the percentage obtained by dividing (I) the aggregate principal amount of such Revolving Credit Lender’s Advances by (II) the aggregate principal amount of all Advances,

(c)                                  with respect to a Tranche B Lender’s obligation  hereunder to fund Tranche B Loans and right to receive payments of principal, interest, fees, costs and expenses with respect thereto, the percentage obtained by dividing (i) the aggregate principal amount of the outstanding Tranche B Loan made by such Tranche B Lender by (ii) the aggregate principal amount of the Tranche B Loans outstanding, and

(d)                                 with respect to all other matters (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate amount of Commitments of all Lenders; provided, however, that, in each case, in the event all Commitments have been terminated or reduced to zero, Pro Rata Share shall be determined according to the Commitments in effect immediately prior to such termination.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capital Lease Obligations) incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Real Estate Advance Amount” means at any date of determination, 60% of the Appraised Fair Market Value of the Thornton Colorado Facility.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Borrower and the improvements thereto.

“Real Property Collateral” means the parcel or parcels of Real Property identified on Schedule R-1, including without limitation, the Thornton Colorado Facility, and any Real Property hereafter acquired by a Borrower and pledged as security for the Obligations.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Period” means the period of twelve (12) consecutive months calculated on a trailing twelve (12) month basis of a Person ending on the applicable month end set forth in §7.22, provided however, for any month ending prior to February 1, 2005, the Reference Period for purposes of calculating EBITDA shall be a period commencing on April 1, 2004 and ending as of the end of such applicable month set forth in Section 7.22.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

“Replacement Lender” has the meaning set forth in Section 15.2.

“Report” has the meaning set forth in Section 16.20.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

“Required Lenders” means the Required Revolving Credit Lenders and the Required Tranche B Lenders.

“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders whose Pro Rata Shares aggregate 51% or more of the Revolving Credit Commitments, or if the Revolving Credit Commitments have been terminated irrevocably, 51% or more of the Obligations in respect of the Borrowings then outstanding.

“Required Tranche B Lenders” means, at any time, Tranche B Lenders whose Pro Rata Shares aggregate 51% or more of the Obligations in respect of the Tranche B Loan then outstanding.

“Retail” means the Cost of Inventory divided by the Cost Factor.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Reserves Against Availability” means such reserves as Agent, from time to time determines in its Permitted Discretion as being appropriate to reflect impediments to Lender Group’s ability to realize upon the Collateral.

“Revolving Credit Commitment” means, for each Revolving Credit Lender, the amount set forth opposite such Revolving Credit Lender’s name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Revolving Credit Lender became a Revolving Credit Lender hereunder in accordance with the provisions of Section 14.1.

“Revolving Credit Lender” means a Lender identified on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Revolving Credit Lender hereunder in accordance with Section 14.1.

“Revolving Credit Lenders Prepayment Premium” means, as of any date of determination whether or not acknowledged or allowed for in any case or proceeding under the Bankruptcy Code, an amount equal to (a) during the period of time from and after the date of the execution and delivery of this Agreement up to March 31, 2005, three percent (3%) times the Maximum Amount, (b) during the period of time from and including April 1, 2005 up to March 31, 2006, two percent (2%) times the Maximum Amount and (c) during the period of time from and including April 1, 2006 up to September 30, 2007, one percent (1%) times the Maximum Amount. There shall be no Revolving Credit Lenders Prepayment Premium if termination occurs on or after October 1, 2007.

“Revolving Credit Notes” means one or more of the promissory notes issued pursuant to Section 2.1(g) to evidence the Advances hereunder and substantially in the form of Exhibit N-1 annexed hereto, as amended, endorsed or otherwise modified from time to time.

“Revolving Undersecured Finding” has the meaning provided in Section 2.4 of this Agreement.

“Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“Seasonal Period” means, during each calendar year, the period from and after April 1 up to and including June 30.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Settlement” has the meaning set forth in subsection 2.2(f)(i).

“Settlement Date” has the meaning set forth in subsection 2.2(f)(i).

“Solvent” means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

“Standstill Termination Date” means any date (a) that an Event of Default under Section 8.5 or 8.6 exists, (b) on which an Event of Default exists under Section 8.1 and has existed for at least fifteen (15) consecutive days prior to such date, (c) on which Excess Availability is less than $0 and (i) fifteen (15) days prior to such date Excess Availability was less than $0 and during such fifteen (15) day period there was no period of three (3) consecutive days in which Excess Availability was equal to or exceeded $0 or (ii) during the forty-five (45) days prior to such date Excess Availability was less than $0 for twenty-five (25) or more days during such period, (d) the date which is thirty (30) days after the Tranche B Agent has given notice to the Agent that an Event of Default in respect of Section 6.2(a)(i), Section 6.3(a), (b), (c) or (d) has occurred, unless any such Event of Default is cured within such thirty (30) day period, or (e) the date which is thirty (30) days after the Tranche B Agent has given notice to the Agent that an Event of Default in respect of Section 7.22 has occurred.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity. For the avoidance of doubt, the Ultimate Electronics Children’s Foundation shall not be considered a Subsidiary.

“Swing Lender” means WFRF or any other Revolving Credit Lender that, at the request of Administrative Borrower and with the written consent of Agent agrees, in such Revolving Credit Lender’s sole discretion, to become the Swing Lender hereunder.

“Swing Loan” has the meaning set forth in subsection 2.2(d)(i).

“Synthetic Lease” means any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

“Thornton Colorado Facility” means Parent’s facility at 321 West 84th Avenue, Thornton, Colorado, consisting of the headquarters of Parent, a warehouse of Parent, and a retail store of Parent.

“Trademark Security Agreement” means the trademark security agreement executed and delivered by Parent and Agent, the form and substance of which is satisfactory to Agent.

“Tranche B Agent” means Back Bay Capital Funding LLC, solely in its capacity as agent for the Tranche B Lenders hereunder, and any successor thereto.

“Tranche B Agent-Related Persons” means the Tranche B Agent together with its Affiliates, officers, directors, employees, partners, investors and agents.

“Tranche B Borrowing Base” means

(a)                                  the lesser of

(i)                                     100.5% of the Net Retail Liquidation Value of Eligible Inventory; or

(ii)                                  80% of the Cost of Eligible Inventory; plus

(b)                                 the Real Estate Advance Amount, plus

(c)                                  85% of Eligible Credit Card Receivables, plus

(d)                                 upon the prior written consent of the Required Tranche B Lenders, such other Eligible Accounts (including private label credit card receivables to the extent that Credit Card Agreements in connection therewith shall have been delivered to Agent) subject to advance rates set forth in such consent; minus

(e)                                  the aggregate of such Reserves Against Availability as may have been established by Agent in connection with the Borrowing Base, minus

(f)                                    the Availability Block Amount, minus

(g)                                 the principal outstanding of the Tranche B Loan, minus

(h)                                 the Projections Reserve (if applicable).

“Tranche B Commitment Fee” means such commitment fee as set forth in the Tranche B Fee Letter, which such fee shall be payable on the Closing Date and which shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter).

“Tranche B Early Termination Fee” has the meaning provided in Section 2.3(c).

“Tranche B Fee Letter” means that certain fee letter, dated as of even date herewith, between Borrowers and Tranche B Agent, in form and substance satisfactory to Tranche B Agent.

“Tranche B Interest” shall have the meaning provided in Section 2.3(d).

“Tranche B Interest Rate” means, Base Rate plus seven and one-fourth percent (7.25%).

“Tranche B Lender” means a Lender identified on Schedule C-2 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Tranche B Lender hereunder in accordance with Section 14.1

“Tranche B Lender Fees” means the Tranche B Commitment Fee and the Tranche B Monitoring Fee.

“Tranche B Loan Interest Payment Date” shall have the meaning provided in Section 2.3(d).

“Tranche B Loan” means the Tranche B Loan made or to be made by the Tranche B Lenders to the Borrowers on the Closing Date in the original aggregate principal amount of $13,000,000 pursuant to Section 2.3(a).

“Tranche B Monitoring Fee” means such monitoring fee as set forth in the Tranche B Fee Letter, which such fee shall be payable in advance on the Closing Date and each of the first, second and third anniversary dates of the Closing Date and which shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter).

“Tranche B Note” means one or more of the promissory notes issued pursuant to Section 2.3(b) to evidence the Tranche B Loan made hereunder and substantially in the form of Exhibit N-2 annexed hereto, as amended, endorsed or otherwise modified from time to time.

 “Type of Organization” means with respect to a Person other than a natural person, the kind or type of entity by which such Person is organized, such as corporation, limited partnership or limited liability company.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“Voidable Transfer” has the meaning set forth in Section 17.7.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFRF” means Wells Fargo Retail Finance, LLC, a Delaware limited liability company.

“Yield Revenue” means, as of the date of determination, all amounts which are payable on account of the Tranche B Loan, the Tranche B Lender Fees and the Tranche B Interest Rate with respect to the Tranche B Loan from the Closing Date through and including the first anniversary of the Closing Date.

1.2                               Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP applied on a consistent basis by the accounting entity to which they refer.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3                               Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth from time to time in the Code unless otherwise defined herein, with the term “instrument” being that defined under Article 9 of the Code.

1.4                               Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “including,” “include” and “includes” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, restatements, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.  This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.  Text which is shown in italics (except for parenthesized italicized text), shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.  The words “may not” are prohibitive and not permissive.  Any reference to a Person’s “knowledge” (or words of similar import) are to such Person’s knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such “knowledge” (whether or not such investigation has actually been undertaken).

1.5                               Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.6                               The Term “Borrower” or “Borrowers”.  Unless otherwise specifically provided herein, all references to “Borrower” or “Borrowers” herein shall refer to and include each Borrower separately and all representations contained herein shall be deemed to be separately made by each of them, and each of the covenants, agreements and obligations set forth herein shall be deemed to be the joint and several covenants, agreements and obligations of them.  Any notice, request, consent, report or other information or agreement delivered to Agent or any other member of the Lender Group by any Borrower shall be deemed to be ratified by, consented to and also delivered by each other Borrower.  Each Borrower recognizes and agrees that each covenant and agreement of “Borrower” or “Borrowers” under this Agreement and the other Loan Documents shall create a joint and several obligation of the Borrowers, which may be enforced against Borrowers, jointly or against each Borrower separately.  Without limiting the terms of this Agreement and the other Loan Documents, security interests, assets and collateral shall extend to the properties, interests, assets and collateral of each Borrower.  Similarly, the term “Obligations” shall include, without limitation, all obligations, liabilities and indebtedness of such entities, or any one of them, to any member the Lender Group, whether such obligations, liabilities and indebtedness shall be joint, several, joint and several or individual.  Unless otherwise specified in this Agreement, the parties hereto anticipate that any notice, request, consent, report or other information or agreement to be delivered in connection with this Agreement by Borrowers to Agent will be executed by Parent as Administrative Borrower, on behalf of Borrowers, and that any such notice, request, consent, report or other information or agreement delivered to Agent and executed by Parent shall be deemed to be executed by Parent on behalf of all the Borrowers.  In addition, unless otherwise specified in this Agreement, the parties hereto anticipate that any advances made hereunder by any member of the Lender Group to Borrowers shall be disbursed directly to Parent.

2.                                      LOANS AND TERMS OF PAYMENT

2.1                               Advances.

(a)                                  Existing Loan Agreement Advances, Etc.  On the Closing Date the “Advances” (as defined in the Initial Loan Agreement and which were deemed to be Advances under the Existing Loan Agreement) held by the Existing Lenders under the Existing Loan Agreement shall automatically, and without any action on the part of any Person, be deemed to be Advances under this Agreement, and each of the Revolving Credit Lenders shall by assignments from the Existing Lenders (which assignments shall be deemed to occur automatically, and without the requirement for additional documentation, on the Closing Date) acquire a portion of the Advances made by the Existing Lenders so designated in such amounts, and the Revolving Credit Lenders shall, through the Agent, make such other adjustments among themselves as shall be necessary so that after giving effect to such assignments and adjustments, the Revolving Credit Lenders shall hold Advances in an amount not greater than their Pro Rata Share of the Revolving Credit Commitments.  On or prior to the Closing Date, the Agent shall notify each Revolving Credit Lender of any assignments or adjustments that the Agent deems necessary and advisable such that after giving effect to the transactions contemplated to occur on the Closing Date, each Revolving Credit Lender’s Revolving Credit Commitment shall be in accordance with the Revolving Credit Commitment set forth opposite its name on Schedule C-1.  Each Revolving Credit Lender’s Advances to the Borrowers shall not exceed its Pro Rata Share of all Advances then outstanding to the Borrowers and the aggregate unused Revolving Credit Commitment of each Revolving Credit Lender plus all outstanding Advances under this Agreement shall not exceed the total Revolving Credit Commitments.  Any such assignments shall be deemed to occur hereunder automatically on the Closing Date and without any requirement for additional documentation, and in the case of any such assignment, the assigning party shall be deemed to represent and warrant to each assignee that it has not created any adverse claim upon the interest being assigned and that such interest is free and clear of any adverse claim.  Each Revolving Credit Lender hereby agrees to give effect to the instructions of the Agent to such Revolving Credit Lender contained in the notice described above.

(b)                                 Pro Rata Share.  Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Credit Lender with a Revolving Credit Commitment agrees (severally, not jointly or jointly and severally) to make Advances to Borrowers in an amount at any one time outstanding not to exceed such Revolving Credit Lender’s Pro Rata Share of an amount equal to the least of: (i) the Maximum Amount less the Letter of Credit Usage, (ii) the Borrowing Base less the Letter of Credit Usage or (iii) the Tranche B Borrowing Base less the Letter of Credit Usage.

(c)                                  Agent’s Rights.  Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right, without declaring an Event of Default, to reduce the inventory advance rates or establish Reserves Against Availability (including Bank Products Reserves) in such amounts, and with respect to such matters, as Agent in its sole discretion shall deem necessary or appropriate, against the Borrowing Base and the Tranche B Borrowing Base, including with respect to (i) sums that Borrowers are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, (ii) as determined by Agent in its Permitted Discretion based on noncompliance with the covenants set forth in Sections 6 and 7, and (iii) amounts owing by Borrowers to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent’s Liens), which Lien or trust, in the Permitted Discretion of Agent, likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

(d)                                 Limitation on Advances.  The Lenders with Revolving Credit Commitments shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Amount.

(e)                                  Payment and Reborrowing of Advances.  Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

(f)                                    Accordion Option.  (i) Subject to subsection 2.1(f)(ii), unless a Default or an Event of Default has occurred and is then continuing and except as otherwise provided herein, Administrative Borrower may make a maximum of one (1) request, by notice to the Agent, that the Accordion Lenders increase Revolving Credit Commitments hereunder (in the case of existing Revolving Credit Lenders) or make a Revolving Credit Commitment (in the case of an additional financial institution which is not a Revolving Credit Lender at such time), the “Accordion Activation”), (ii) upon receipt of the Accordion Activation notice, Agent shall have the right to solicit additional financial institutions to become Revolving Credit Lenders for purposes of this Agreement or to encourage any Revolving Credit Lender to increase its Revolving Credit Commitment, provided that (A) each such financial institution that becomes a Revolving Credit Lender shall agree to become a party to, and shall assume and agree to be bound by, this Agreement subject to all terms and conditions hereof; (B) the Agent shall have no obligation to any Borrower or to any Revolving Credit Lender to solicit additional financial institutions or any Revolving Credit Lender pursuant to this subsection 2.1(f) and each such Accordion Lender increasing its Revolving Credit Commitment pursuant to this subsection 2.1(f) shall execute a Confirmation of Accordion Commitment in the form of Exhibit C-2 attached hereto (a “Confirmation of Accordion Commitment”); (C) no Revolving Credit Lender shall have any obligation to the Borrowers, the Agent or any other Revolving Credit Lender to increase its Revolving Credit Commitment or such Revolving Credit Lender’s Pro Rata Share, (D) in no event shall the Revolving Credit Commitments of the Accordion Lenders be increased pursuant to this subsection 2.1(f) by an amount which exceeds, in the aggregate, the Accordion Amount, (E) in no event shall the Revolving Credit Commitment of all Revolving Credit Lenders be increased under this subsection 2.1(f) so as to exceed, in the aggregate, the Maximum Amount (after giving effect to the Accordion Amount), (F) Borrowers shall have Excess Availability of $10,000,000 or more prior to the Accordion Activation, (G) on the effective date specified in any Confirmation of Accordion Commitment hereunder, Borrowers shall pay to Agent for the pro rata accounts of the Accordion Lenders, a nonrefundable activation fee in an amount equal to 0.25% of the aggregate amount of the Accordion Commitments as a result of such Accordion Activation, and (H) no Default or Event of Default will occur as a result of such Accordion Activation, and (iii) on the effective date of the Accordion Activation effected in accordance with this subsection 2.1(f), the Agent shall without further consent of the Revolving Credit Lenders, amend (a) Schedule C-1 annexed hereto to reflect the name, Revolving Credit Commitment, and Pro Rata Share of each Revolving Credit Lender and the Maximum Amount as increased by such Accordion Activation and (b) this Agreement and the other Loan Documents to make such conforming changes to this Agreement and the other Loan Documents as the Agent may determine are necessary to effectuate the Accordion Activation.

(g)                                 Revolving Credit Note.  Each Borrower shall execute and deliver on the Closing Date (or such other date on which a Revolving Credit Lender may become a party hereto in accordance with Sections 2.1(f) and 14.1) to Agent for each Revolving Credit Lender which so requests a Revolving Credit Note to evidence that Revolving Credit Lender’s Advances, in the principal amount of that Revolving Credit Lender’s Commitment and with appropriate insertions.

2.2                               Borrowing Procedures and Settlements.

(a)                                  Procedure for Borrowing.  Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 2:00 p.m.(Boston, Massachusetts time)) on the Business Day prior to the date that is the requested Funding Date in the case of a request for an Advance that is to bear interest at a rate based on the Base Rate and two (2) Business Days prior to the date that is the requested Funding Date in the case of an Advance that is to bear interest at a rate based on the LIBOR Rate.  Such request shall specify (i) the amount of such Borrowing, (ii) the requested Funding Date, which shall be a Business Day, (iii) whether the Advance is to constitute a LIBOR Rate Loan or a Base Rate Loan, and (iv) if such Advance is to constitute a LIBOR Rate Loan, the requested Interest Period therefor; provided, however, that in the case of a request for a Swing Loan in an amount of $10,000,000 or less, such notice shall be timely received if it is received by Agent no later than 2:00 p.m. (Boston, Massachusetts time) on the Business Day that is the requested Funding Date.  At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within 24 hours of the giving of such notice.

(b)                                 Agent’s Election.  Promptly after receipt of a request for a Borrowing pursuant to subsection 2.2(a), Agent shall elect, in its discretion, (i) to have the terms of subsection 2.2(c) apply to such requested Borrowing, or (ii) if the Borrowing is for an Advance, to request Swing Lender to make a Swing Loan pursuant to the terms of subsection 2.2(d) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to subsection 2.2(d), Agent shall elect to have the terms of subsection 2.2(c) apply to such requested Borrowing.

(c)                                  Making of Advances.

(i)                                     In the event that Agent shall elect to have the terms of this subsection 2.2(c) apply to a requested Borrowing as described in subsection 2.2(b), then promptly after receipt of a request for a Borrowing pursuant to subsection 2.2(a), Agent shall notify the Revolving Credit Lenders, not later than 3:00 p.m. (Boston, Massachusetts time) on the Business Day immediately preceding the Funding Date applicable thereto, by facsimile, telephone, or other similar form of transmission, of the requested Borrowing.  Each Revolving Credit Lender shall make the amount of such Revolving Credit Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 2:00 p.m. (Boston, Massachusetts time) on the Funding Date applicable thereto.  After Agent’s receipt of the proceeds of such Advances, upon satisfaction of the applicable conditions precedent set forth in Section 3 hereof, Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower’s Designated Account; provided, however, that, subject to the provisions of subsection 2.2(i), Agent shall not request any Revolving Credit Lender to make, and no Revolving Credit Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Excess Availability on such Funding Date.

(ii)                                  Unless Agent receives notice from a Revolving Credit Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one (1) Business Day prior to the date of such Borrowing, that such Revolving Credit Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Revolving Credit Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Revolving Credit Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount.  If and to the extent any Revolving Credit Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Revolving Credit Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Agent to any Revolving Credit Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Agent shall constitute such Revolving Credit Lender’s Advance on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.  The failure of any Revolving Credit Lender to make any Advance on any Funding Date shall not relieve any other Revolving Credit Lender of any obligation hereunder to make an Advance on such Funding Date, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make the Advance to be made by such other Revolving Credit Lender on any Funding Date.

(iii)                               Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender which is a Revolving Credit Lender ratably in accordance with their Revolving Credit Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers.  Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by it for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Revolving Credit Lender” and such Lender’s Revolving Credit Commitment shall be deemed to be zero.  This Section shall remain effective with respect to such Defaulting Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof.  The operation of this Section shall not be construed to increase or otherwise affect the Revolving Credit Commitment of any Revolving Credit Lender, to relieve or excuse the performance by such Defaulting Lender or any other Revolving Credit Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Revolving Credit Lenders other than such Defaulting Lender.  Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Revolving Credit Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance Agreement in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided further, however, that any such assumption of the Revolving Credit Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d)                                 Making of Swing Loans.

(i)                                     In the event Agent shall elect, with the consent of Swing Lender, as a Revolving Credit Lender, to have the terms of this subsection 2.2(d) apply to a requested Borrowing as described in subsection 2.2(b), Swing Lender as a Revolving Credit Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Revolving Credit Lender pursuant to this subsection 2.2(d) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to Administrative Borrower’s Designated Account.  Each Swing Loan is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Swing Loan shall be eligible for the LIBOR Option and all payments on any Swing Loan shall be payable to Swing Lender as a Revolving Credit Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan).  Subject to the provisions of subsection 2.2(i), Agent shall not request Swing Lender as a Revolving Credit Lender to make, and Swing Lender as a Revolving Credit Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Excess Availability on such Funding

Date.  Swing Lender as a Revolving Credit Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

(ii)                                  The Swing Loans shall be secured by the Agent’s Liens, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(e)                                  Agent Advances.

(i)                                     Subject to the limitations contained in Section 2.2(i), Agent hereby is authorized by Borrowers and the Revolving Credit Lenders, from time to time in Agent’s sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrowers on behalf of the Revolving Credit Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 9 (any of the Advances described in this subsection 2.2(e) shall be referred to as “Agent Advances”).  Each Agent Advance is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Agent Advance shall be eligible for the LIBOR Option and all payments thereon shall be payable to Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Agent Advance).

(ii)                                  The Agent Advances shall be repayable on demand and secured by the Agent’s Liens granted to Agent under the Loan Documents, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(f)                                    Settlement.  It is agreed that each Revolving Credit Lender’s funded portion of the Advances is intended by the Revolving Credit Lenders to equal, at all times, such Revolving Credit Lender’s Pro Rata Share of the outstanding Advances.  Such agreement notwithstanding, Agent, Swing Lender, and the other Revolving Credit Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i)                                     Agent shall request settlement (“Settlement”) with the Revolving Credit Lenders on a periodic basis contemplated to be weekly, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to Collections received, as to each by notifying the Revolving Credit Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 3:00 p.m. (Boston, Massachusetts time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including subsection 2.2(c)(iii)):  (y) if a Revolving Credit Lender’s balance of the Advances, Swing Loans, and Agent Advances exceeds such Revolving Credit Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, then Agent shall, by no later than 2:00 p.m. (Boston, Massachusetts time) on the Settlement Date, transfer in immediately available funds to the account of such Revolving Credit Lender as such Revolving Credit Lender may designate, an amount such that each such Revolving Credit Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Agent Advances, and (z) if a Revolving Credit Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than such Revolving Credit Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, such Revolving Credit Lender shall no later than 2:00 p.m. (Boston, Massachusetts time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Revolving Credit Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Swing Loans, and Agent Advances.  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loan or Agent Advance and, together with the portion of such Swing Loan or Agent Advance representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Revolving Credit Lenders.  If any such amount is not made available to Agent by any Revolving Credit Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Revolving Credit Lender together with interest thereon at the Defaulting Lender Rate.

(ii)                                  In determining whether a Revolving Credit Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Revolving Credit Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Revolving Credit Lenders hereunder, and proceeds of Collateral.  To the extent that a net amount is owed to any such Revolving Credit Lender after such application, such net amount shall be distributed by Agent to that Revolving Credit Lender as part of such next Settlement.

(iii)                               Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances.  If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to

Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Revolving Credit Lenders, and Agent shall pay to the Revolving Credit Lenders, to be applied to the outstanding Advances of such Revolving Credit Lenders, an amount such that each Revolving Credit Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Revolving Credit Lender (subject to the effect of letter agreements between Agent and individual Revolving Credit Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Revolving Credit Lenders, as applicable.

(g)                                 Notation.  Agent shall record on its books the principal amount of the Advances owing to each Revolving Credit Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Revolving Credit Lender, from time to time.  In addition, each Revolving Credit Lender is authorized, at such Revolving Credit Lender’s option, to note the date and amount of each payment or prepayment of principal of such Revolving Credit Lender’s Advances in its books and records, including computer records, such books and records constituting conclusive evidence, absent manifest error, of the accuracy of the information contained therein.

(h)                                 Lenders’ Failure to Perform.  All Advances (other than Swing Loans and Agent Advances) shall be made by the Revolving Credit Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Revolving Credit Lender shall be responsible for any failure by any other Revolving Credit Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Revolving Credit Commitment of any Revolving Credit Lender be increased or decreased as a result of any failure by any other Revolving Credit Lender to perform its obligations hereunder, and (ii) no failure by any Revolving Credit Lender to perform its obligations hereunder shall excuse any other Revolving Credit Lender from its obligations hereunder.

(i)                                     Optional Overadvances.  Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances (including a Swing Loan), the Revolver Usage does not exceed the lesser of the Borrowing Base or the Tranche B Borrowing Base, by more than ten percent (10%) of the then available Borrowing Base or Tranche B Borrowing Base, as applicable, (ii) after giving effect to such Advances (including a Swing Loan) the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Amount, and (iii) at the time of the making of any such Advance (including a Swing Loan), Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 45 days.  The foregoing provisions are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way.  The Advances and Swing Loans, as applicable, that are made pursuant to this subsection 2.2(i) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that they shall not be eligible for the LIBOR Option and the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans under subsection 2.6(c) hereof without regard to the presence or absence of a Default or Event of Default.

(i)                                     In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify Revolving Credit Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Revolving Credit Lenders with Revolving Credit Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers and intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding paragraph.  In the event Agent or any Revolving Credit Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Revolving Credit Lenders.

(ii)                                  Each Revolving Credit Lender with a Revolving Credit Commitment shall be obligated to settle with Agent as provided in subsection 2.2(f) for the amount of such Revolving Credit Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Revolving Credit Lender, any intentional Overadvances made as permitted under this subsection 2.2(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

2.3                               The Tranche B Facility.

(a)                                  Commitment to Lend.  Subject to the terms and conditions set forth in this Agreement, each Tranche B Lender severally agrees to make a Tranche B Loan to the Borrowers on the Closing Date in an amount equal to such Tranche B Lender’s Pro Rata Share of the Tranche B Loan as provided on Schedule C-2.

(b)                                 Tranche B Loan Notes.  The Tranche B Loan shall be evidenced by separate promissory notes of the Borrowers in substantially the form of Exhibit N-2 hereto (the “Tranche B Notes”), dated the Closing Date, and completed with appropriate insertions.  The Borrowers irrevocably authorize the Tranche B Lenders to make or cause to be made a notation on the Tranche B Lender’s records reflecting the original principal amount of such Tranche B Lender’s portion of the Tranche B Loan and, at or about the time of the Tranche B Lender’s receipt of any principal payment on the Tranche B Loan Note, an appropriate notation on such Tranche B Lender’s records reflecting such payment.  The aggregate unpaid amount set forth on each Tranche B Lender’s records shall be prima facie evidence of the principal amount thereof owed and unpaid on such Tranche B Lender’s Tranche B Loan, but the failure to record, or any error in so recording, any such amount on such Tranche B Lender’s records shall not affect the obligations of the Borrowers hereunder or under any Tranche B Loan Notes to make payments of principal of and interest on the Tranche B Loan Notes when due.

(c)                                  Tranche B Early Termination Fee.  If the Borrowers prepay the Tranche B Loan in whole or in part prior to the first anniversary of the Closing Date, then, in view of the impracticality and extreme difficulty of ascertaining the actual amount of damages to any of the Tranche B Lenders or profits lost by any of the Tranche B Lenders as a result thereof, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of any Tranche B Lender, the Borrowers shall pay a premium with respect to each such prepayment (the “Tranche B Early Termination Fee”) in an amount equal to the greater of (x) the Yield Revenue less the aggregate amount of any Tranche B Lender Fees less any Tranche B Interest actually paid by the Borrowers during the period from the Closing Date through the first anniversary of the Closing Date (in the event of any partial prepayment hereunder, such prepayments shall be applied to this clause (x) on a pro rata basis) and (y) one and one half percent (1 ½%) of the aggregate amount of any prepayments of the Tranche B Term Loans; provided, however, that the first $3,000,000 prepaid in the Borrowers’ ordinary course of business (that is, not on account of any Default, Event of Default or any of the Tranche B Term Lenders exercising any rights or remedies hereunder) shall not be subject to the Tranche B Early Termination Fee.

(d)                                 Interest on Tranche B Loan.  Except as otherwise provided in Section 2.6(c), interest on the outstanding amount of the Tranche B Loan shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and shall bear interest until repaid at the rate per annum equal to the Tranche B Interest Rate.  The Tranche B Interest shall be payable monthly in arrears on the first Business Day of each month (the “Tranche B Loan Interest Payment Date”) and on the Maturity Date.  Following the occurrence and during the continuance of any Event of Default, at the direction of the Tranche B Agent, interest shall accrue and shall be payable on the unpaid principal balance of the Tranche B Loan at the aggregate of the Tranche B Loan Interest Rate plus three and one half percent (3 ½%).

(e)                                  Tranche B Monitoring Fee.  Borrowers shall pay to the Tranche B Agent, the Tranche B Monitoring Fee.

(f)                                    Payments on Account of Tranche B Loan.  Subject to Section 3.5(a), the Borrowers authorize the Agent to determine and to pay over directly to the Tranche B Agent any and all amounts due and payable from time to time under or on account of the Tranche B Loan as advances under the Borrowings it being understood, however, that the authorization of the Agent provided in this Section 2.3(f) shall not excuse the Borrowers from fulfilling their obligations to the Tranche B Lenders on account of the Tranche B Loan nor place any obligation on the Agent to do so.  The Agent shall provide prompt advice to the Borrowers of any amount which is so paid over by the Agent to the Tranche B Agent pursuant to this Section 2.3(f). The Borrowers shall not be entitled to any credit, rebate or repayment of any fee or assessment previously earned by the Tranche B Lenders pursuant to this Agreement notwithstanding any termination of this Agreement or suspension or termination of the Agent’s and any Lender’s respective obligation to make loans and advances hereunder.

(g)                                 Buyout Option.  At any time during any Buyout Exercise Period and upon the instruction of the Tranche B Lenders, the Tranche B Agent shall give notice to the Agent (the “Buyout Acceptance Notice”) of its intent to cause the assignment to the Tranche B Lenders, or their respective designees, by the Revolving Credit Lenders, of all right, title and interest in, to, arising under or in respect of all Obligations of the Revolving Credit Lenders, the Swing Lender, the Issuing Lender and the Agent.  Such assignments shall be effected on the Business Day which is not more than three (3) Business Days following the Buyout Acceptance Notice by the execution, by the Revolving Credit Lenders, the Swing Lender, the Issuing Lender and the Agent of an Assignment and Acceptance in exchange for the payment, in immediately available funds, of the amount of the Obligations in respect of the Borrowings as of the date on which such assignment is made.  The Tranche B Lenders’ buy out right under this Section 2.3(g) may only be exercised completely with respect to all of the Obligations of the Revolving Credit Lenders, the Swing Lender, the Issuing Lender and the Agent.  Following the exercise of the buy out right under this Section 2.3(g), the Tranche B Lenders shall (i) not waive or alter the Revolving Credit Lenders Prepayment Premium or alter the payment provisions of Section 2.4, and (ii) upon receipt of any amounts on account of the Revolving Credit Lenders Prepayment Premium, pay such amounts to the Agent of the account of the Revolving Credit Lenders in accordance with their Pro Rata Share as of the date of the buy out under this Section 2.3(g).

2.4                               Payments.

(a)                                  Maturity Date.  Borrowers promise to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Advances and Tranche B Term Loans outstanding on such date, together with any and all accrued and unpaid interest thereon and any fees or other amounts due in connection therewith.

(b)                                 Payments by Borrowers.

(i)                                     Except as otherwise expressly provided herein and subject to Section 3.5(a), all payments by Borrowers hereunder and under the Notes shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (Boston, Massachusetts time) on the date specified herein.  Any payment received by Agent later than 2:00 p.m. (Boston, Massachusetts time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)                                  Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(c)                                  Apportionment and Application of Payments.

(i)                                     Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), and subject to Section 3.5(a), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates.  All payments shall be remitted to Agent and all such payments and all proceeds of Accounts or other Collateral received by Agent (other than payments received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), shall be applied as follows:

A.                                   first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

B.                                     second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

C.                                     third, to pay any fees then due to Agent (for its separate account, after giving effect to any letter agreements between Agent and the individual Lenders) under the Loan Documents, until paid in full,

D.                                    fourth, to pay any fees, including Post-Petition Fees, then due to any or all of the Revolving Credit Lenders (after giving effect to any letter agreements between Agent and individual Revolving Credit Lenders) under the Loan Documents, on a ratable basis, until paid in full,

E.                                      fifth, to pay interest, including Post-Petition Interest, due in respect of all Agent Advances, until paid in full,

F.                                      sixth, ratably to pay interest, including Post-Petition Interest, due in respect of the Advances (other than Agent Advances), and the Swing Loans, until paid in full,

G.                                     seventh, to pay the principal of all Agent Advances, until paid in full,

H.                                    eighth, to pay the principal of all Swing Loans, until paid in full,

I.                                         ninth, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Administrative Borrower or its Subsidiaries in respect of Priority Bank Products, until paid in full,

J.                                        tenth, to pay the principal of all Advances, until paid in full,

K.                                    eleventh, if an Event of Default has occurred and is continuing, to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Commitment, as cash collateral in an amount up to 110% of the then extant Letter of Credit Usage, until paid in full,

L.                                      twelfth, if an Event of Default has occurred and is continuing, to Agent, to be held by Agent, for the benefit of Wells Fargo or its Affiliates, as applicable, as cash collateral in an amount up to the amount of the Bank Products Reserves established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Administrative Borrower’s and its Subsidiaries’ Obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted,

M                                    thirteenth, to pay any Tranche B Commitment Fee then due to any or all of the Tranche B Lenders under the Loan Documents, on a ratable basis, until paid in full,

N.                                    fourteenth, ratably to pay Tranche B Interest and any applicable Post-Petition Interest or Post-Petition Fees due in respect of the Tranche B Loan, until paid in full,

O.                                    fifteenth, ratably to pay the outstanding principal amount of the Tranche B Loan, until paid in full,

P.                                      sixteenth, to pay the Revolving Credit Lenders Prepayment Premium, until paid in full,

Q.                                    seventeenth, ratably to pay the Tranche B Early Termination Fee, until paid in full,

R.                                     eighteenth, to pay any other Obligations (including Obligations with respect to Bank Products), until paid in full, and

S.                                      nineteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)                                  Agent promptly shall distribute to each Revolving Credit Lender and the Tranche B Agent, as applicable, pursuant to the applicable wire instructions received from each Revolving Credit Lender and Tranche B Agent, as applicable, in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in subsection 2.2(h).  The Tranche B Agent shall, upon receipt of such wire, promptly distribute to each Tranche B Lender, pursuant to the applicable wire instructions received from each Tranche B Lender in writing, such funds as it may be entitled to receive.

(iii)                               In each instance, so long as no Default or Event of Default has occurred and is continuing, subsection 2.4(c) shall not be deemed to apply to any payment by Borrowers specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv)                              For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v)                                 In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(vi)                              For the avoidance of doubt, upon any distribution of all or any of the Collateral of any Borrower pursuant to the terms of this Section 2.4 upon any Insolvency Proceeding of such Borrower, any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Tranche B Loan will be paid or delivered first to the Agent for application to the Borrowings and the other Obligations in accordance with Section 2.4(c) (other than those relating to the Tranche B Loan) until all such Obligations (including Post-Petition Interest, fees Post-Petition Fees and expense reimbursements) have been satisfied in full in cash.

(vii)                           If at any time any payment made on account of Obligations relating to the Borrowings is rescinded or must otherwise be returned by a Revolving Credit Lender upon any Insolvency Proceeding of any Borrower by reason of the Liens on the Collateral which secured the Obligations relating to the Borrowings also securing the Obligations relating to the Tranche B Loan (a “Revolving Undersecured Finding”), then each of the Tranche B Lenders shall make such dispositions and arrangements with the other Lenders with respect to the amount of such returned payment to the extent relating to a Revolving Undersecured Finding, whether by way of distribution, pro tanto, assignment of claims, subrogation or otherwise, as shall result in each Lender receiving the amount that such Lender would have received had the returned payment never been made and the priorities set forth in this Section 2.4 been followed.

2.5                               Overadvances.  Subject to Section 2.2(i), if, at any time or for any reason, the amount of Obligations (other than Obligations with respect to Bank Products) owed by Borrowers to the Lender Group pursuant to Sections 2.1 and 2.14 is greater than either the Dollar or percentage limitations set forth in Section 2.1 or 2.14, (an “Overadvance”), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in subsection 2.4(c).  In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lender Group as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6                               Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a)                                  Interest Rates.  Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and Obligations relating to Bank Products) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, each LIBOR Rate Loan shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Margin with respect to LIBOR Rate Loans as in effect from time to time, (ii) if the relevant Obligation is an Advance that is a Base Rate Loan, each Base Rate Loan shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time and (iii) if the relevant Obligation is in respect of a Tranche B Loan, as provided in Section 2.3 above.  If on any day an Advance is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Advance shall bear interest at the rate of interest otherwise applicable to Base Rate Loans.

(b)                                 Letter of Credit Fee.  Borrowers shall pay Agent (for the ratable benefit of the Revolving Credit Lenders with a Revolving Credit Commitment, subject to any letter agreement between Agent and individual Revolving Credit Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in subsection 2.14(e)) which shall accrue at a rate equal to 1.5% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c)                                  Default Rate.  Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Revolving Credit Lenders),

(i)                                     all Obligations (except for undrawn Letters of Credit ) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to two and one-half percentage points (2.50%) above the per annum rate otherwise applicable hereunder, and

(ii)                                  the Letter of Credit fee provided for in subsection 2.6(b) above shall be increased to 2.5 percentage points above the per annum rate otherwise applicable hereunder.

(d)                                 Payment.  Interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding.  Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in subsection 2.14(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.13 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document to Borrowers’ Loan Account, which amounts thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder.  Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.  For the avoidance of doubt, payments hereunder shall be subject to Section 2.4(c) at all times.

(e)                                  Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)                                    Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7                               Credit Card Collections.

(a)                                  Annexed hereto is Schedule 2.7, which describes all arrangements to which each Borrower is a party with respect to the payment to such Borrower of the proceeds of all credit card charges for sales by such Borrower.

(b)                                 Payment of all credit card charges submitted by Borrowers to Credit Card Processors identified on Schedule 2.7 or otherwise and any other amounts payable to Borrowers by such Credit Card Processors shall be directed to such account as may be designated by Agent pursuant to Credit Card Agreements. Borrowers shall not attempt to change any direction or designation set forth in the Credit Card Agreements regarding payment of charges without the prior written consent of Agent.

2.8                               Depository Accounts.  Annexed hereto is Schedule 2.8 which describes all present depository accounts of each Borrower, which schedule includes, with respect to each such depository account (i) the name and address of that depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.  In addition, the following depository accounts have been or will be established (and are referred to herein):

(a)                                  The Concentration Account, the contents of which shall constitute Collateral and Negotiable Collateral.

(i)                                     Borrowers shall, prior to or contemporaneous with the execution of this Agreement, (x) provide Agent with such blocked account agreements (the “Blocked Account Agreements”), in form and substance satisfactory to Agent, of the depository with which the Concentration Account is maintained as may be satisfactory to Agent; and (y) not establish any Concentration Account hereafter except upon not less than thirty (30) days prior written notice to Agent and the delivery to Agent of a similar such agreement acceptable to Agent.

(ii)                                  Borrowers shall pay all fees and charges of, and maintain such impressed balances as may be required by Agent or by any bank in which any account is opened as required hereby (even if such account is opened by Agent).

(b)                                 The Designated Account, the contents of which shall constitute Collateral and Negotiable Collateral.

(c)                                  No Borrower shall establish any depository accounts hereafter unless such Borrower, contemporaneous with such establishment, delivers to Agent an agreement (in form satisfactory to Agent) executed on behalf of the depository with which such depository account is being established.

2.9                               Collections.

(a)                                  All Collections constitute Collateral and proceeds of Collateral and shall be held in trust by Borrowers for Agent; shall not be commingled with any of Borrowers’ other funds; and shall be deposited and/or transferred daily only to the Concentration Account.

(b)                                 Administrative Borrower shall cause the ACH or wire transfer to the Concentration Account, no less than daily (and whether or not there is then an outstanding balance in the Loan Account) of all Collections, including, without limitation:

(i)                                     The then contents of each depository account (other than the Designated Account), each such transfer to be net of any minimum balance, not to exceed $1,500, as may be required to be maintained in the subject depository account by the bank at which such depository account is maintained.

(ii)                                  The proceeds of all credit card charges not otherwise provided for pursuant hereto.

(c)                                  Agent shall transfer to the Designated Account any surplus (attributable to Borrowers) in excess of the Obligations in the Loan Account remaining after the application to the Obligations referred to in Section 2.12 (less those amounts which are to be netted out as provided therein).

(d)                                 Upon terms and conditions set forth in the Blocked Account Agreement, all Collections received in the Concentration Account shall be wired into the Agent Account.

2.10                        Crediting Payments; Float Charge.  The receipt of any payment item by Agent (whether from transfers to Agent by the depository account banks or Concentration Account Bank or otherwise) shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 2:00 p.m. (Boston, Massachusetts time).  If any payment item is received into the Agent’s Account on a non-Business Day or after 2:00 p.m. (Boston, Massachusetts time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.  Agent shall be entitled to charge Borrowers for one-half of one (1) Business Day of ‘clearance’ or ‘float’ at the rate applicable to LIBOR Rate Loans under Section 2.6 on all Collections that are received by Agent (regardless of whether forwarded by the depository account banks or the Concentration Account Bank to Agent).  This across-the-board one-half of one (1) Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrowers and shall apply irrespective of whether or not there are any outstanding monetary Obligations; the effect of such clearance or float charge being the equivalent of charging one-half of one (1) Business Day of interest on such Collections.  The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.10 shall be for the exclusive benefit of Agent.

2.11                        Designated Account.  Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to subsection 2.6(d).  Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and Administrative Borrower, any Advance, Agent Advance, or Swing Loan requested by Borrowers and made by Agent or the Revolving Credit Lenders hereunder shall be made to the Designated Account.

2.12                        Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.10, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any depository account bank or Concentration Account Bank.  Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.13                        Fees.  Borrowers shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Revolving Credit Lenders in accordance with the terms of letter agreements between Agent and individual Revolving Credit Lenders:

(a)                                  Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in the amount equal to 0.25% per annum times the result of (A) the Maximum Amount, less (B) the sum of (x) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (y) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month.

(b)                                 Servicing Fees. Servicing fees as set forth in the Agent Fee Letter.

(c)                                  Fees under Existing Loan Agreement.  All unused line fees and other fees and expenses owing under or in respect of the Existing Loan Agreement shall be paid on the Closing Date to the Agent for the account as appropriate of the Agent and the Existing Lenders.

2.14                        Letters of Credit.

(a)                                  Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers.  To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking.  If requested by the Issuing Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking.  The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

(i)                                     the Letter of Credit Usage would exceed the lesser of (A) the Borrowing Base less the then extant amount of outstanding Advances and (B) the Tranche B Borrowing Base less the then extant amount of outstanding Advances, or

(ii)                                  the Letter of Credit Usage would exceed $4,000,000, or

(iii)                               the Letter of Credit Usage would exceed the Maximum Amount less the then extant amount of outstanding Advances.

Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date.

Each Letter of Credit (and corresponding Underlying Letter of Credit) shall have an expiry date no later than 30 days prior to the Maturity Date and all such Letters of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars.  If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 2:00 p.m., Boston, Massachusetts time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 1:00 p.m., Boston, Massachusetts time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 2:00 p.m., Boston, Massachusetts time, on (i) the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 1:00 p.m., Boston, Massachusetts time, on the date of receipt, and, (ii) in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6.  To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.  Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Revolving Credit Lenders have made payments pursuant to subsection 2.14(c) to reimburse the Issuing Lender, then to such Revolving Credit Lenders and the Issuing Lender as their interest may appear.

(b)                                 Promptly following receipt of a notice of L/C Disbursement pursuant to subsection 2.14(a), each Revolving Credit Lender with a Revolving Credit Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Revolving Credit Lenders.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Revolving Credit Lenders with Revolving Credit Commitments, the Issuing Lender shall be deemed to have granted to each Revolving Credit Lender with a Revolving Credit Commitment, and each Revolving Credit Lender with a Revolving Credit Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Revolving Credit Lender agrees to pay to Agent, for the account of the Issuing Lender, such Revolving Credit Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Credit Lender with a Revolving Credit Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Revolving Credit Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrowers for any reason.  Each Revolving Credit Lender with a Revolving Credit Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share pursuant to this subsection 2.14(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof.  If any such Revolving Credit Lender fails to make available to Agent the amount of such Revolving Credit Lender’s Pro Rata Share of any payments made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, Agent (for the account of the Issuing

Lender) shall be entitled to recover such amount on demand from such Revolving Credit Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c)                                  Each Borrower hereby agrees to indemnify, save, defend, and hold the Revolving Credit Lenders harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Revolving Credit Lenders arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Revolving Credit Lenders.  Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Revolving Credit Lenders shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto.  Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer.  Each Borrower hereby agrees to indemnify, save, defend, and hold the Revolving Credit Lenders harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Revolving Credit Lenders under any L/C Undertaking as a result of the Revolving Credit Lenders’ indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Revolving Credit Lenders.

(d)                                 Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e)                                  Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f)                                    If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Revolving Credit Lenders with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)                                     any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii)                                  there shall be imposed on the Underlying Issuer or the Revolving Credit Lenders any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Revolving Credit Lenders of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Revolving Credit Lenders, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate the Revolving Credit Lenders for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder.  The determination by Agent of any amount due pursuant to this Section 2.14, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.15                        LIBOR Option.

(a)                                  Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged at the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Required Revolving Credit Lenders or Agent on behalf thereof elect to accelerate the maturity of the Obligations, (iii) termination of this Agreement pursuant to the terms hereof, or (iv) the first day of each month that such LIBOR Rate Loan is outstanding.  On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b)                                 LIBOR Election.

(i)                                     Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 2:00 p.m. (Boston, Massachusetts time) at least two (2) Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section 2.15 shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (Boston, Massachusetts time) on the same day.  Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Revolving Credit Lenders having a Revolving Credit Commitment.

(ii)                                  Each LIBOR Notice shall be irrevocable and binding on Borrowers.  In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Revolving Credit Lenders harmless against any loss, cost, or expense incurred by Agent or any Revolving Credit Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”).  Funding Losses shall, with respect to Agent or any Revolving Credit Lender, be deemed to equal the amount determined by Agent or such Revolving Credit Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Revolving Credit Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of Agent or a Revolving Credit Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Revolving Credit Lender is entitled to receive pursuant to this Section 2.15 shall be conclusive absent manifest error.

(iii)                               Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time.  Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c)                                  Prepayments.  Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Collections in accordance with subsection 2.4(c) or for any other reason, including early termination of the term of this Agreement or acceleration of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Revolving Credit Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b) above.

(d)                                 Special Provisions Applicable to LIBOR Rate.

(i)                                     The LIBOR Rate may be adjusted by Agent with respect to any Revolving Credit Lender on a prospective basis to take into account any additional or increased costs to such Revolving Credit Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate.  In any such event, the affected Revolving Credit Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Revolving Credit Lender and, upon its receipt of the notice from the affected Revolving Credit Lender, Administrative Borrower may, by notice to such affected Revolving Credit Lender (y) require such Revolving Credit Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii)                                  In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Revolving Credit Lender, make it unlawful or impractical for such Revolving Credit Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Revolving Credit Lender and (y) in the case of any LIBOR Rate Loans of such Revolving Credit Lender that are outstanding, the date specified in such Revolving Credit Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Revolving Credit Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Revolving Credit Lender determines that it would no longer be unlawful or impractical to do so.

(e)                                  No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Revolving Credit Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.  The provisions of this Section shall apply as if each Revolving Credit Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.16                        Capital Requirements.  If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), will have the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof.  Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.17                        Joint and Several Liability of Borrowers; Rights of Contribution.

(a)                                  Each of Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)                                 Each of Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.17), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Person composing Borrowers without preferences or distinction among them.

(c)                                  If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons composing Borrowers will make such payment with respect to, or perform, such Obligation.

(d)                                 The Obligations of each Person composing Borrowers under the provisions of this Section 2.17 constitute the absolute and unconditional, full recourse Obligations of each Person composing Borrowers enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)                                  Except as otherwise expressly provided in this Agreement, each Person composing Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages, any and all suretyship defenses and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Person composing Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Person composing Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person composing Borrowers.  Without limiting the generality of the foregoing, each of Borrowers assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Person composing Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.17 afford grounds for terminating, discharging or relieving any Person composing Borrowers, in whole or in part, from any of its Obligations under this Section 2.17, it being the intention of each Person composing Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Person composing Borrowers under this Section 2.17 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Person composing Borrowers under this Section 2.17 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Person composing Borrowers or any Agent or Lender.  The joint and several liability of the Persons composing Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Persons composing Borrowers or any Agent or Lender.  Each Person composing a Borrower, in the event applicable, hereby waives the application of Sections 13-50-102 and 13-50-103 of the Colorado Revised Statutes.

(f)                                    Each Person composing Borrowers represents and warrants to Agent, the Tranche B Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Person composing Borrowers further represents and warrants to Agent, the Tranche B Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Person composing Borrowers hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)                                 Each of the Persons composing Borrowers waives all rights and defenses arising out of an election of remedies by the Agent, the Tranche B Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Agent’s, the Tranche B Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.

(h)                                 Each of the Persons composing Borrowers waives all rights and defenses that such Borrower may have because the Obligations are secured by Real Property.  This means, among other things:

(i)                                     Agent and Lenders may collect from such Borrower without first foreclosing on any Real or Personal Property Collateral pledged by Borrowers.

(ii)                                  If Agent or any Lender forecloses on any Real Property Collateral pledged by Borrowers:

A.                                   The amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the Collateral is worth more than the sale price.

B.                                     Agent and Lenders may collect from such Borrower even if Agent or Lenders, by foreclosing on the Real Property Collateral, has destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

(i)                                     Each Borrower states and acknowledges that: (i) pursuant to this Agreement, Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible if they were merged into a single corporate entity; (ii) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of the Lender Group and a desire of the Borrowers that each Borrower execute and deliver to the Lender Group this Agreement; and (iv) Borrowers have requested and bargained for the structure and terms of and security for the Advances contemplated by this Agreement.

(j)                                     It is the intent of each Borrower that the indebtedness, obligations and liability hereunder of no one of them be subject to challenge on any basis.  Accordingly, as of the date hereof, the liability of each Borrower under this Section 2.17, together with all of its other liabilities to all Persons as of the date hereof and as of any other date on which a transfer is deemed to occur by virtue of this Agreement, calculated in amount sufficient to pay its probable net liabilities on its existing Indebtedness as the same become absolute and matured (“Dated Liabilities”) is, and is to be, less than the amount of the aggregate of a fair valuation of its property as of such corresponding date (“Dated Assets”).  To this end, each Borrower under this Section 2.17 (i) grants to and recognizes in each other Borrower, ratably, rights of subrogation and contribution in the amount, if any, by which the Dated Assets of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Liabilities of such Borrower and (ii) acknowledges receipt of and recognizes its right to subrogation and contribution ratably from each other Borrower in the amount, if any by which the Dated Liabilities of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Assets of such Borrower under this Section 2.17.  In recognizing the value of the Dated Assets and the Dated Liabilities, it is understood that Borrowers will recognize, to at least the same extent of their aggregate recognition of liabilities hereunder, their rights to subrogation and contribution hereunder.  It is a material objective of this Section 2.17 that each Borrower recognizes rights to subrogation and contribution rather than be deemed to be insolvent (or in contemplation thereof) by reason of any arbitrary interpretation of its joint and several obligations hereunder.

(k)                                  The provisions of this Section 2.17 are made for the benefit of the Agent, the Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all of the Persons composing Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Persons composing Borrowers or to exhaust any remedies available to it or them against any of the other Persons composing Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.17 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any of the Persons composing Borrowers, or otherwise, the provisions of this Section 2.17 will forthwith be reinstated in effect, as though such payment had not been made.

(l)                                     Each of the Persons composing Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Persons composing Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent or the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(m)                               Each of the Persons composing Borrowers hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Agent, and the Borrower shall deliver any such amounts to the Agent for application to the Obligations in accordance with subsection 2.4(c).

3.                                      CONDITIONS; TERM OF AGREEMENT.

3.1                               Conditions Precedent to the Effectiveness of this Agreement.  The effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of Agent, of each of the conditions precedent set forth below:

(a)                                  the Closing Date shall occur on or before July 27, 2004;

(b)                                 Agent shall have received Uniform Commercial Code searches satisfactory to the Agent;

(c)                                  Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i)                                     the Notes,

(ii)                                  the Agent Fee Letter, and

(iii)                               the Perfection Certificate of each Borrower.

(d)                                 Agent shall have received a certificate from the Secretary of each Borrower attesting to the resolutions of such Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party and authorizing specific officers of such Borrower to execute the same;

(e)                                  Agent shall have received a certificate from the secretary of each Borrower certifying that such Borrower’s Governing Documents have not been amended, modified or supplemented since the closing date of the Existing Loan Agreement;

(f)                                    Agent shall have received a certificate of status with respect to each Borrower, dated within 25 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

(g)                                 Agent shall have received certificates of status with respect to each Borrower whose chief executive office is located in a jurisdiction different from its jurisdiction of organization, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower), which certificates shall indicate that such Borrower is in good standing in such jurisdiction;

(h)                                 Agent shall have received an opinion of Borrowers’ counsel in form and substance satisfactory to Agent;

(i)                                     Agent and Tranche B Agent shall have received the initial Borrowing Base Certificate dated as of the Closing Date;

(j)                                     all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent;

(k)                                  Borrowers shall pay all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

(l)                                     Borrowers shall have an Excess Availability, which when added to amounts funded under the Tranche B Loan, shall not be less than $17,500,000;

(m)                               Receipt by the Agent of the following:

(i)                                     amendment to existing Mortgage on the Thornton Colorado Facility, in form and substance satisfactory to the Agent, duly executed by Parent, granting Agent, for the benefit of the Lender Group, a first priority Lien in the Thornton Colorado Facility (subject to Permitted Liens) to secure the Obligations; and

(ii)                                  an endorsement to the existing title insurance policy for the Thornton Colorado Facility (or a commitment to issue such endorsement, with all conditions to issuance of the Title Policy deleted by an authorized agent of the title insurance company) (the “Endorsement”), or as is otherwise satisfactory to the Agent.  Such Endorsement, together with proof of payment of all fees and premiums for issuance of such endorsement, insuring the interest of the Agent as beneficiary under the Mortgage as amended on the Closing Date on behalf of itself and the Lenders, shall be delivered to the Agent prior to the Closing Date.  In connection therewith, the Agent shall also receive with the Endorsement delivered under this Section a tax certificate evidencing payment of all due and payable real estate taxes on the Thornton Colorado Facility;

(o)                                 Agent shall have received the Amendment Fee;

(p)                                 Tranche B Agent shall have received the Tranche B Commitment Fee for the pro rata account of the Tranche B Lenders; and

(q)                                 Tranche B Agent shall have received the Tranche B Monitoring Fee.

3.2                               Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Advance (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a)                                  the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)                                 no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)                                  no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, any Lender, or any of their Affiliates;

(d)                                 no Material Adverse Change shall have occurred; and

(e)                                  Agent and Tranche B Agent shall have received the most recent Borrowing Base Certificate to be delivered to Agent in accordance with Section 6.2.

3.3                               Term.  This Agreement shall become effective upon the execution and delivery hereof by Borrowers, Agent, and the Lenders and shall continue in full force and effect for a term ending on the Maturity Date.  The foregoing notwithstanding and subject to Section 9.1, (i) upon the election of the Required Revolving Credit Lenders and, in addition, (ii) following the Standstill Termination Date, the Required Tranche B Lenders, the Agent shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4                               Effect of Termination.  On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to any outstanding Letters of Credit and Obligations with respect to Bank Products) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Revolving Credit Lenders with a Revolving Credit Commitment in an amount equal to 110% of the then extant Letter of Credit Usage, (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral to be held by Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Obligations with respect to Bank Products).  No termination of this Agreement, however, shall relieve or discharge Borrowers of their duties, Obligations, or covenants hereunder and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group’s obligations to provide additional credit hereunder have been terminated.  When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, the Agent’s Liens shall automatically terminate and be of no further force and effect, and Agent will, at Borrowers’ sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.5                               Payments of Principal of Tranche B Loan; Early Termination by Borrowers.

(a)                              Repayment of Tranche B Loan.  (i)  Borrowers may not make any principal payments on account of the Tranche B Loan and Tranche B Early Termination Fee until the Borrowers’ Obligations (other than the Revolving Credit Lenders Prepayment Premium) to the Revolving Credit Lenders have been paid in full and the Commitments have been terminated; provided, however, for the period between May 2, 2005 through and including August 30, 2005, and between May 2, 2006 through and including August 30, 2006 Borrower may make one or more principal payments on account of the Tranche B Loan to be paid to the Tranche B Lenders, ratably in an aggregate amount not to exceed $3,000,000 so long as (x) no Default or Event of Default shall have occurred and is continuing and no Default or Event of Default would occur as a result of any such payment, (y) Borrower shall have delivered to Agent and Tranche B Agent such financial statements which evidence projected Excess Availability of not less than $20,000,000 both for the thirty (30) days immediately prior to and immediately after each such payment and (z) immediately following such payment Excess Availability shall not be less than $20,000,000.

(ii)                              The Borrowers jointly and severally promise to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, the Tranche B Loan outstanding on such date, together with any and all accrued and unpaid interest thereon.

(b)  Early Termination by Borrowers.  Borrowers have the option, at any time upon 90 days prior written notice by Administrative Borrower to Agent, to terminate this Agreement by paying to Agent, for the benefit of the Lender Group, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Revolving Credit Lenders with a Revolving Credit Commitment in an amount equal to 110% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender and (b) providing cash collateral to be held by the Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Obligations with respect to Bank Products), in full, together with, to the extent due, the Revolving Credit Lenders Prepayment Premium (to be allocated based upon letter agreements between Agent and individual Required Revolving Credit Lenders) and the Tranche B Early Termination Fee.  If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section 3.5, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Revolving Credit Lenders with a Revolving Credit Commitment in an amount equal to 110% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender and (b) providing cash collateral to be held by the Agent for the benefit of Wells Fargo or its Affiliates with respect to the then extant Obligations with respect to Bank Products, in full, together with, to the extent due, the Revolving Credit Lenders Prepayment Premium and the Tranche B Early Termination Fee, on the date set forth as the date of termination of this Agreement in such notice.  In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including, subject to Section 9.1, (a) termination upon the election of the Required Revolving Credit Lenders or Required Tranche B Lenders, as applicable, to terminate after the occurrence of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (d) restructure, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization, or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrowers shall pay the Revolving Credit Lenders Prepayment Premium to Agent (to be allocated based upon letter agreements between Agent and individual Revolving Credit Lenders) and the Tranche B Early Termination Fee to the Tranche B Agent (to be allocated pro rata to the Tranche B Lenders), measured as of the date of such termination.  Anything herein to the contrary notwithstanding, no Revolving Credit Lenders Prepayment Premium shall be payable (a) if termination occurs and in connection with such termination the Obligations are refinanced by WFRF, any Affiliate of WFRF, or any successor thereto and (b) by reason of the exercise of the buyout option by or on behalf of the Tranche B Lenders pursuant to subsection 2.3(g).

4.                                      CREATION OF SECURITY INTEREST.

4.1                               Grant of Security Interest.  Each Borrower hereby grants to Agent, for the benefit of the Lender Group and any other holder of Obligations, a continuing security interest in, and so pledges and assigns to Agent, for the benefit of Lender Group and any other holder of Obligations, all of its right, title, and interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents.  The Agent’s Liens in and to the Collateral shall attach to all Collateral without further act on the part of Agent or Borrowers except that Agent acknowledges that the attachment of its security interest in any commercial tort claim as original collateral is subject to Borrowers’ compliance with subsection 4.5(e).  Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for transactions permitted by Section 7.4, Borrowers have no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2                               Authorization to File Financing Statements.  Each Borrower hereby irrevocably authorizes Agent at any time and from time to time to file in any filing office in any Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Code or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Borrower is an organization, the type of organization and any organizational identification number issued to such Borrower and, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of Real Property to which the Collateral relates.  Each Borrower agrees to furnish any such information to Agent promptly upon request.  Each Borrower also ratifies its authorization for Agent to have filed in any Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

4.3                               Negotiable Collateral.  In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, the applicable Borrower, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

4.4                               Collection of Accounts, General Intangibles, and Negotiable Collateral.  At any time after the occurrence and during the continuation of an Event of Default Agent or Agent’s designee may (a) notify Account Debtors of Borrowers that the Accounts, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, or (b) collect the Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account.  Each Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any Collections that it receives and immediately will deliver said Collections to Agent in their original form as received by the applicable Borrower.

4.5                               Other Actions.  Further to insure the attachment, perfection and first priority of, and the ability of the Agent to enforce Agent’s Liens, each Borrower agrees, in each case at the Borrowers’ expense, to take the following actions with respect to the following Collateral and without limitation on the Borrowers’ other obligations contained in this Agreement:

(a)                                  Investment Property.  If any Borrower shall, now or at any time hereafter, hold or acquire any certificated securities, such Borrower shall forthwith endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify.  If any securities now or hereafter acquired by any Borrower are uncertificated and are issued to such Borrower or its nominee directly by the issuer thereof, such Borrower shall immediately notify Agent thereof and, at Agent’s request and option, either (i) cause the issuer to enter into a Control Agreement, or (ii) pursuant to an agreement in form and substance satisfactory to Agent, arrange for Agent to become the registered owner of the securities.  If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by any Borrower are held by such Borrower or its nominee through a securities intermediary or commodity intermediary, such Borrower shall immediately notify Agent thereof and, at Agent’s request and option, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to enter into a Control Agreement, or (ii) pursuant to an agreement in form and substance satisfactory to Agent, in the case of financial assets or other investment property held through a securities intermediary, arrange for Agent to become the entitlement holder with respect to such investment property, with such Borrower being permitted, only with the written consent of Agent, to exercise rights to withdraw or otherwise deal with such investment property.  The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which Agent is the securities intermediary.

(b)                                 Collateral in the Possession of a Bailee.  In addition to the requirements under Section 7.17, if any Collateral is, now or at any time hereafter, in the possession of a bailee, the Borrowers shall promptly notify Agent thereof and, at Agent’s request and option, shall promptly obtain a Collateral Access Agreement.

(c)                                  Electronic Chattel Paper and Transferable Records.  If any Borrowers, now or at any time hereafter, holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Borrower shall promptly notify Agent thereof and, at the request and option of Agent, shall take such action as Agent may reasonably request to vest in Agent control, under §9-105 of the Code, of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

(d)                                 Letter-of-credit Rights.  If any Borrower is, now or at any time hereafter, a beneficiary under a letter of credit, such Borrower shall promptly notify Agent thereof and, at the request and option of Agent, such Borrower shall, pursuant to an agreement in form and substance reasonably satisfactory to Agent, use its best efforts to either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Agent of the proceeds of the letter of credit or (ii) arrange for Agent to become the transferee beneficiary of the letter of credit, with Agent agreeing, in each case, that the proceeds of the letter of credit are to be applied in accordance with subsection 2.4(c).

(e)                                  Commercial Tort Claims.  If any Borrower shall, now or at any time hereafter, hold or acquire a commercial tort claim, such Borrower shall immediately notify Agent in a writing signed by the Administrative Borrower of the particulars thereof and grant to Agent, for the benefit of the Lender Group, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

(f)                                    Copyrights.  Each Borrower covenants, promptly following such Borrower’s acquisition thereof, to provide to Agent like identifications of all material copyrights and other rights in and to all material copyrightable works hereafter acquired by such Borrower, to register such copyrights with the Copyright Office (unless such Borrower determines that such copyright is not material to the conduct of its business) and to execute and deliver to Agent, for the benefit of Lender Group,  supplemental Copyright Security Agreements, in form and substance satisfactory to Agent, for the benefit of Lender Group, modified to reflect such subsequent acquisitions and registrations.

4.6                               Delivery of Additional Documentation Required; Lien Perfection.  Each Borrower further agrees, upon the request of Agent and at Agent’s option, to take any and all other actions as Agent may reasonably determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of Agent to enforce, Agent’s Lien in any and all of the Collateral, including (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Code, to the extent, if any, that such Borrower’s signature thereon is required therefor, (b) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, Agent’s security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, Agent’s security interest in such Collateral, (d) use its best efforts obtaining governmental and other third party waivers, consents and approvals, in form and substance reasonably satisfactory to Agent, including any consent of any licensor or other person obligated on Collateral, (e) obtaining waivers or consents from mortgagees and landlords or lessors in form and substance satisfactory to Agent, provided that to the extent the Borrower is unable to obtain waivers from landlords or lessors with respect to any (i) distribution center, Inventory at such location shall not be deemed Eligible Inventory and (ii) location where any Person benefits from a Lien or trust over Collateral as set forth in Section 2.1(c), the Agent may establish Reserves Against Availability as set forth in Section 2.1(c), (f) creating and perfecting Liens in favor of Agent in any Real Property acquired after the Closing Date, and (g) taking all actions under any earlier versions of the Code or under any other law, as reasonably determined by Agent to be applicable in any relevant Code or other jurisdiction, including any foreign jurisdiction.  Each Borrower hereby ratifies its authorization for Agent to have filed in any jurisdiction any like additional documents if filed prior to the date hereof.  The parties agree that a photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.  In addition, on such periodic basis as Agent shall require, Borrowers shall (a) provide Agent with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by Borrowers during the prior period (unless such Borrower determines that such patentable, copyrightable, or trademarkable materials are not material to the conduct of its business), (b) cause all patents, copyrights, and trademarks acquired or generated by Borrowers that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrowers’ ownership thereof (unless such Borrower determines that such patent, copyright or trademark is not material to the conduct of its business), and (c) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder and otherwise execute and deliver at Agent’s request appropriate security documents with respect to such patents, copyrights and trademarks (in each case, unless such Borrower determines that such patent, copyright or trademark is not material to the conduct of its business).

4.7                               Power of Attorney.  Each Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as such Borrower’s true and lawful attorney, with power to (a) if such Borrower refuses to, or fails timely to execute and deliver any of the documents described Section 4.6, sign the name of such Borrower on any of the documents described in Section 4.6, (b) at any time that an Event of Default has occurred and is continuing or Agent, in its reasonable credit judgment as an asset-based lender, deems itself insecure, sign such Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) at any time that an Event of Default has occurred or is continuing endorse such Borrower’s name on any Collection item that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing or Agent in its reasonable credit judgment as an asset based lender deems itself insecure, notify the post office authorities to change the address for delivery of Borrowers’ mail to an address designated by Agent, to receive and open all mail addressed to Borrowers, and to retain all mail relating to the Collateral and forward all other mail to Borrowers, (f) at any time that an Event of Default has occurred and is continuing or Agent in its reasonable credit judgment as an asset based lender deems itself insecure, make, settle, and adjust all claims under such Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary.  The appointment of Agent as each

Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

4.8                               Right to Inspect.  Agent (through any of its respective officers, employees, or agents) shall have the right, from time to time hereafter to inspect the Books and to check, test, and appraise the Collateral in order to verify Borrowers’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

4.9                               Control Agreements.  Each Borrower agrees that it will not transfer assets out of any Securities Accounts other than as permitted under Section 7.18 and, if to another securities intermediary, unless each of the applicable Borrower, Agent, and the substitute securities intermediary have entered into a Control Agreement, if such a Control Agreement is required by Agent.  No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Borrowers without the prior written consent of Agent.  Upon the occurrence and during the continuance of an Event of Default, Agent may notify any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent’s Account.  No arrangement contemplated hereby or by any Control Agreement or Blocked Account Agreement shall be modified by Borrower without the prior written consent of Agent.

5.                                      REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1                               No Encumbrances.  Each Borrower (a) owns all of the assets reflected in the consolidated balance sheet of the Parent and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no Liens or other rights of others, except Permitted Liens and (b) has good and indefeasible title to all of the property comprising the Collateral and the Real Property, free and clear of Liens except for Permitted Liens.  None of the Collateral constitutes, or is the proceeds of, “farm products” as defined in §9-102(a)(34) of the Code.  No Account Debtor or other Person obligated on any of the Collateral that is a governmental authority covered by the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral has any single Account in an amount equal to or greater than $25,000 and all Accounts from governmental authorities are equal to or less than $100,000 in the aggregate.  No Borrower holds any commercial tort claim except as indicated on its Perfection Certificates and set forth on Schedule C-3 hereto (as may be updated from time to time with the written consent of the Agent).  All other information set forth on the Perfection Certificates pertaining to the Collateral is accurate and complete as of the date hereof.  There has been no change in any of such information since the date on which the Perfection Certificates were signed by Borrowers except as otherwise permitted under this Agreement.

5.2                               Eligible Accounts.  The Eligible Accounts are bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of a Borrower’s business, unconditionally owed to such Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation, other than the Borrowers’ standard return policy which has been provided to the Agent.  The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor’s agent for immediate shipment to and unconditional acceptance by the Account Debtor.  Such Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any Account Debtor regarding any Eligible Credit Card Receivables.

5.3                               Eligible Inventory.  All Eligible Inventory is of good and merchantable quality, and to the knowledge of Borrower free from defects.

5.4                               Equipment.  All of the Equipment is used or held for use in Borrowers’ business and is fit for such purposes.

5.5                               Location of Inventory and Equipment.  The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Agent’s prior written consent) and are located only at the locations identified on Schedule 5.16 (as may be updated from time to time with the written consent of the Agent) or otherwise permitted by Section 6.10 (as may be updated from time to time with the written consent of the Agent).

5.6                               Inventory Records.  Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

5.7                               Location of Chief Executive Office; FEIN; Organizational I.D. Number; Names; Status.  The chief executive office of each Borrower is located at the address indicated in Schedule 5.7, each Borrower’s FEIN is identified in Schedule 5.7 (as may be updated from time to time with the written consent of the Agent), each Borrower’s state of organization, Type of Organization and Organizational I.D. Number is set forth on Schedule 5.7 (as may be updated from time to time with the written consent of the Agent), and the exact legal name of each Borrower is set forth on Schedule 5.7 (as may be updated from time to time with the written consent of the Agent).

5.8                               Due Organization and Qualification; Subsidiaries

(a)                                  Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

(b)                                 Set forth on Schedule 5.8(b) (as may be updated from time to time with the written consent of the Agent), is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.  Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)                                  Set forth on Schedule 5.8(c) (as may be updated from time to time with the written consent of the Agent), is a complete and accurate list of each Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, their Type of Organization, their Organizational I.D. Number and their exact legal name; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower.  All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)                                 Except as set forth on Schedule 5.8(c) (as may be updated from time to time with the written consent of the Agent), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  No Borrower or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

5.9                               Due Authorization; No Conflict.  As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the Loan Documents to which it is a party and the transactions contemplated hereby are within the corporate (or other equivalent company) authority of such Borrower and have been duly authorized by all necessary action on the part of such Borrower.

(a)                                  As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower’s interest holders or any approval or consent of any Person under any material contractual obligation of any Borrower.

(b)                                 Other than the filing of financing statements, fixture filings, and Mortgages, the execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

(c)                                  As to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(d)                                 The Agent’s Liens are validly created, and upon filing of appropriate financing statements with respect to Collateral covered by Article 9 of the Code in appropriate locations and the filing of a mortgage in the appropriate location, will be perfected, and first priority Liens, subject only to Permitted Liens.  Except as set forth on Schedule 5.9, the Collateral and the Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses, other than the right of setoff provided hereunder and claims arising in the ordinary course of business consistent with past practices.

5.10                        Litigation.  Other than those matters disclosed on Schedule 5.10, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrowers, threatened against Borrowers, or any of their Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), or (b) matters arising after the Closing Date that are not reasonably expected to result in a Material Adverse Change.

5.11                        No Material Adverse Change.  All financial statements relating to Borrowers that have been delivered by Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrowers’ financial condition as of the date thereof and results of operations for the period then ended.  There has not been a Material Adverse Change with respect to Borrowers since the Balance Sheet Date.

5.12                        Fraudulent Transfer.

(a)                                  The Borrowers, taken as a whole, are Solvent.

(b)                                 No transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrowers.

5.13                        Employee Benefits.

None of Parent, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan other than other than those listed on Schedule 5.13.  Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute.  No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change.  None of Parent, its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Benefit Plan is subject to any direct or indirect liability with respect to any Benefit Plan under any applicable law, treaty, rule, regulation, or agreement.  None of Parent, its Subsidiaries or any ERISA Affiliate is required to provide security to any Benefit Plan under Section 401(a)(29) of the IRC.

5.14                        Environmental Condition.  Except as set forth on Schedule 5.14, (a) to Borrowers’ knowledge, none of Borrowers’ properties or assets has ever been used by Borrowers or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrowers’ knowledge, none of Borrowers’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Borrowers have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any

Real Property owned or operated by Borrowers, and (d) none of Borrowers have received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

5.15                        Intellectual Property.  Each Borrower owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted.  Attached hereto as Schedule 5.15 (as may be updated from time to time with the written consent of the Agent) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which each Borrower is the owner or is an exclusive licensee.

5.16                        Locations; Leases

(a)                                  The Collateral, and the Books of each Borrower pertaining thereto, are kept and maintained solely at Parent’s chief executive office at 321 West 84th Avenue, Suite A, Thornton, Colorado 80260, and at those locations which are listed on Schedule 5.16 (as updated pursuant to Section 6.10) annexed hereto, which Schedule includes all service bureaus with which any such records are maintained and the names and addresses of each of each Borrower’s landlords.  Except (i) to accomplish sales of Inventory in the ordinary course of business or (ii) to utilize such of the Collateral as is removed in the ordinary course of business (such as motor vehicles and laptop computers), no Borrower shall remove any Collateral from said executive office or those locations listed on Schedule 5.16.

(b)                                 No Borrower will:

(i)                                     Alter, modify or amend any provisions of any Lease which pertain to any Lien rights of the lessor thereunder or the waiver or compromise of the same without the prior written consent of Agent.

(ii)                                  Except after prior written notice to Agent, commit to, or open or close any location at which such Borrower maintains, offers for sale or stores any of the Collateral.

(c)                                  Fail to promptly send to Agent copies of any amendments, modifications or alterations to any existing Leases and copies of any newly executed Leases; provided, however, the foregoing shall not limit the obligations of Borrowers under Section 5.16(b) above.

(d)                                 Except as otherwise agreed by Agent, no tangible personal property of any Borrower is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage or entrustment.

5.17                        Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of Borrowers in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrowers in writing to the Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  As of the date on which any Projections are delivered to Agent, such Projections represent Borrowers’ good faith best estimate of its future performance for the periods covered thereby.

5.18                        Indebtedness.  Set forth on Schedule 5.18 is a true and complete list of all Indebtedness (other than the Obligations) of each Borrower outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

5.19                        No Materially Adverse Contracts, etc.  No Borrower nor any of their Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to cause a Material Adverse Change.  No Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of Borrowers’ officers, to cause any Material Adverse Change.

5.20                        Compliance with Other Instruments, Laws, etc.  No Borrower nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or could cause a Material Adverse Change.

5.21                        Holding Company and Investment Company Acts.  Neither any Borrower nor any of their Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company, or an

“affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

5.22                        Absence of Financing Statements, etc.  Except with respect to Permitted Liens, the Borrower has not authorized the filing of or has not permitted the filing of any financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of any Borrower or any of their Subsidiaries or any rights relating thereto.

5.23                        Certain Transactions.  Except as set forth on Schedule 5.23, none of the officers, directors, or employees of any Borrower or any of their Subsidiaries is presently a party to any transaction with any Borrower or any of their Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Borrowers, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

5.24                        Regulations U and X.  No portion of any Advance is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

5.25                        Payment of Taxes.  All tax returns, reports and declarations required to be filed by Borrowers by any jurisdiction to which any of them is subject have been timely filed.  All taxes and other governmental assessments and charges upon Borrowers or their properties, assets, income and franchises (including real property taxes and payroll taxes) but not subject of a Permitted Protest have been paid prior to delinquency.  Borrowers have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of any Borrower know of any basis for any such claim. Borrowers do not intend to treat the Advances, Letters of Credit and/or related transactions hereunder as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

5.26                        Fiscal Year.  Parent has a fiscal year which is the twelve months ending on January 31 of each calendar year.

6.                                      AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrowers shall and shall cause each of their respective Subsidiaries to do all of the following:

6.1                               Accounting System.  Maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent.  Borrowers also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

6.2                               Collateral Reporting.  Provide Agent and Tranche B Agent (and if so requested by Agent or Tranche B Agent, with copies for each Revolving Credit Lender or Tranche B Lender, as applicable) with the following documents at the following times in form satisfactory to Agent:

(a)                                  Weekly Reports.  Weekly, not later than Friday for the immediately preceding fiscal week:

(i)                                     a Borrowing Base Certificate (in the form of Exhibit B-1 annexed hereto (as such form may be revised from time to time by Agent).  Such Certificate may be sent to Agent and Tranche B Agent by facsimile or e-mail transmission, provided that the original thereof is forwarded to Agent on the date of such transmission.  No adjustments to the Borrowing Base Certificate may be made without support documentation and such other documentation as may be requested by Agent from time to time.

(ii)                                  sales audit report to include daily sales report with a month to date sales by store and geographic region.

(iii)                               collateral activity summary (“roll forward inventory report”), to include, without limitation, Borrowers’ report number 30 or a future report equivalent thereto.

(b)                                 Monthly Reports.  Monthly, Borrowers shall provide Agent and the Tranche B Agent with original counterparts of (each in such form as Agent from time to time may specify):

(i)                                     Within fifteen (15) days of the end of the previous month:

A.                                   stock ledger (extract) inventory report by department, to include each Borrower’s, as applicable, report number 30 or a future report equivalent thereto.

B.                                     stock ledger (extract) inventory report by store, to include each Borrower’s, as applicable, report number 3 or a future report equivalent thereto.

C.                                     upon request, open to buy report.

D.                                    month end daily sales report which includes comparable same store information.

E.                                      purchases and accounts payable aging report.

(ii)                                  Within thirty (30) days of the end of the previous month:

A.                                   Statement of gross margin in a format reasonably satisfactory to Agent.

B.                                     stock ledger inventory report reconciliation to availability and to general ledger in a format reasonably satisfactory to Agent.

(iii)                               a store activity report in form and substance reasonably acceptable to Agent;

In addition, each Borrower agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

6.3                               Financial Statements, Reports, Certificates.  Deliver to Agent and Tranche B Agent, with copies to each Lender:

(a)                                  as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of the first 3 fiscal quarters in a fiscal year) after the end of each month during each of Parent’s fiscal years,

(i)                                     a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period,

(ii)                                  an inventory certificate, and

(iii)                               a certificate signed by the chief financial officer of Parent to the effect that:

A.                                   the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the consolidated financial condition of Parent and its Subsidiaries,

B.                                     the representations and warranties of Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), or, if not so true and correct, a description of such inaccuracy,

C.                                     there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrowers have taken, are taking, or propose to take with respect thereto),

D.                                    all rent and additional rent due pursuant to any store lease have or have not been paid (and if not paid, broken down by store location); provided, however, that Borrowers need not report unpaid additional rent based on year end adjustments for common area expenses to the extent such additional rent is unknown to or disputed by such Borrower, and

E.                                      premiums for insurance required under Section 6.9 hereof have or have not been paid.

(iv)                              for each month that is the date on which a financial covenant in Sections 7.22 or 7.23 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance or the absence of compliance at the end of such period with the applicable financial covenants contained in Section 7.22 and 7.23; and

(b)                                 as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years,

(i)                                     financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),

(ii)                                  a certificate of such accountants addressed to Agent and the Lenders stating that such accountants either do not have knowledge of the existence of any Default or Event of Default under Sections 7.22 or 7.23 or, to their knowledge, the extent of such Default or Event of Default,

(c)                                  as soon as available, but in any event within 30 days after the start of each of Parent’s fiscal years, commencing with the Borrowers fiscal year ending January 31, 2006, copies of Borrowers’ Projections, in form and substance (as to scope and underlying assumptions) satisfactory to Agent and the Tranche B Agent, in their Permitted Discretion, for the forthcoming fiscal year, month by month, certified by the chief financial officer of Parent as being such officer’s good faith best estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby;

(d)                                 as soon as available, but in any event no later than November 1, 2004, copies of Borrowers’ Projection for the fiscal year ending January 31, 2006, month by month, certified by the chief financial officer of Parent as being such officer’s good faith best estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby, which such Projections estimate, on a trailing twelve month basis, that by July 31, 2005 and at the last day of each month thereafter that Borrowers shall have a Fixed Charge Coverage Ratio of no less than 1.10:1.00;

(e)                                  if and when filed by any Borrower,

(i)                                     Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii)                                  any other filings made by any Borrower with the SEC,

(iii)                               copies of Borrowers’ federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

(iv)                              any other information that is provided by Parent to its shareholders generally,

(f)                                    if and when filed by any Borrower and as requested by Agent, satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which (i) any Borrower conducts business or is required to pay any such excise tax, (ii) where any Borrower’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of any Borrower, or (iii) where any Borrower’s failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

(g)                                 At such times and with such frequency as is requested by Agent, such information and documentation as is determined by Agent to be appropriate based upon Agent’s review and analysis of the Accounts and the information and documentation from time to time available to Agent,

(h)                                 as soon as a Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrowers propose to take with respect thereto,

(i)                                     upon the request of Agent or Tranche B Agent, any other report reasonably requested relating to the financial condition of Borrowers, and

(j)                                     cause any guarantor of any of the Obligations to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Agent and Tranche B Agent and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.

In addition to the financial statements referred to above, Borrowers agree to deliver financial statements prepared on a consolidated basis and that no Borrower, or any Subsidiary of a Borrower, will have a fiscal year different from that of Parent.  Borrowers agree that their independent certified public accountants are authorized to communicate with Agent and the Tranche B Agent and to release to Agent and the Tranche B Agent whatever financial information concerning Borrowers that Agent or the Tranche B Agent reasonably may request.  Each Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Agent and the Tranche B Agent pursuant to or in accordance with this Agreement, and agrees that Agent and the Tranche B Agent may contact directly any such accounting firm or service bureau in order to obtain such information.  Agent and the Tranche B Agent hereby agrees to use its best efforts to give such Borrower at least simultaneous notice that Agent or the Tranche B Agent is so contacting directly any such accounting firm or service bureau.

6.4                               Return.  Cause returns and allowances as between Borrowers and their Account Debtors, to be on the same basis and in accordance with the usual customary practices of the applicable Borrower, as they exist at the time of the execution and delivery of this Agreement, unless changed with written consent of Agent.  If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to any Borrower, the applicable Borrower promptly shall determine the reason for such return and, if Agent consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Agent) in the appropriate amount to such Account Debtor.

6.5                               Maintenance of Properties; Title to Equipment.  Maintain and preserve all of its properties that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, continue to engage in the business now conducted by them and related businesses and comply at all times with the material provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder, involving property with a value of over $100,000.

6.6                               Title to Equipment.  Upon Agent’s request, each Borrower immediately shall deliver to Agent, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment of such Borrower.

6.7                               Maintenance of Equipment.  Maintain the Equipment which is necessary or useful in the conduct of Borrower’s business in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved except for equipment that, in the Administrative Borrower’s reasonable judgment, should not be repaired or replaced.  Other than those items of Equipment that constitute fixtures on the Closing Date, Borrowers shall use their best efforts not to permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

6.8                               Taxes.  Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers or any of their assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.  Borrowers shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, unless the subject of a Permitted Protest, and will execute and deliver to Agent, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto.  Borrowers will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that the applicable Borrower has made such payments or deposits.  Borrowers shall deliver satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which any Borrower is required to pay any such excise tax.

6.9                               Insurance.

(a)                                  At Borrowers’ expense, maintain insurance respecting its property and assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses.  Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation, each as ordinarily are insured against by other Persons engaged in the same or similar businesses.

(b)                                 All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent.  All hazard insurance and such other insurance as Agent shall specify shall contain a mortgagee endorsement or an equivalent satisfactory to Agent showing Agent as sole loss payee thereof.  Every policy of insurance referred to in this Section 6.9 shall contain an agreement by the insurer that it will not cancel such policy for any reason except after 30 days prior written notice to Agent and that any loss payable thereunder shall be payable notwithstanding any act or negligence of any Borrower and any member of the Lender Group which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment.  Administrative Borrower shall deliver to Agent certified copies of such insurance.  Original policies or certificates thereof satisfactory to Agent evidencing such insurance shall be delivered to Agent at least 30 days prior to the expiration of the existing or preceding policies.  In the event of failure by Borrower to provide and maintain insurance as provided herein, Agent may, at its option, provide such insurance and charge the amount thereof to Borrower.

(c)                                  Administrative Borrower shall give Agent prompt notice of any loss covered by such insurance in excess of $250,000.  Upon the occurrence of an Event of Default, Agent shall have the exclusive right to adjust any losses payable under any such insurance policies in excess of $250,000, without any liability to Borrowers whatsoever in respect of such adjustments.  Any monies received as payment for any loss under any insurance policy mentioned above or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be applied at the option of the Required Revolving Credit Lenders either to the prepayment of the Obligations or shall be disbursed to Administrative Borrower under staged payment terms reasonably satisfactory to the Required Revolving Credit Lenders for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.  Upon the occurrence of an Event of Default, Agent shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Agent shall determine.  Notwithstanding the preceding provisions of this subsection 6.9(c), in any situation involving a loss under an insurance policy where each of the following statements is true and accurate, Borrowers shall have the exclusive right to adjust the loss payable under the insurance policy and to determine whether the insurance proceeds shall be applied to the Obligations or applied to the cost of repairs, replacements or restorations:  (i) no Event of Default exists under the Agreement or is caused by such loss, and (ii) giving effect to such loss, Borrowers shall have not less than $3,000,000 of Excess Availability.

(d)                                 Borrowers shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.9, unless Agent is included thereon as named insured with the loss payable to Agent under a standard mortgagee endorsement or its equivalent.  Administrative Borrower immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

6.10                        Location of Inventory and Equipment.  Keep the Inventory and Equipment only at the locations identified on Schedule 5.16; provided, however, that Administrative Borrower may amend Schedule 5.16 so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the applicable Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent’s Liens on such assets and also provides to Agent a Collateral Access Agreement.

6.11                        Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

6.12                        Leases.  Pay when due all rents and other amounts payable under any leases to which any Borrower is a party or by which any Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.  To the extent Borrowers fail timely to make payment of such rent and other amounts payable when due under its leases, Agent shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

6.13                        Brokerage Commissions.  Pay any and all brokerage commission or finders fees incurred in connection with or as a result of Borrowers’ obtaining financing from the Lender Group under this Agreement.  Borrowers agree and acknowledge that payment of all such brokerage commissions or finders fees shall be the sole responsibility of Borrowers, and each Borrower agrees to indemnify, defend, and hold Agent and the Lender Group harmless from and against any claim of any broker or finder arising out of Borrowers’ obtaining financing from the Lender Group under this Agreement.

6.14                        Existence.  At all times preserve and keep in full force and effect each Borrower’s valid existence and good standing and any rights and franchises material to Borrowers’ businesses.

6.15                        Environmental.  (a) Keep any property either owned or operated by any Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by any Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Agent with written notice within 10 days of the receipt of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

6.16                        Disclosure Updates.  Promptly and in no event later than 10 Business Days after obtaining knowledge thereof, (a) notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

6.17                        Inventories, Appraisals, and Audits.

(a)                                  Agent, at the expense of Borrowers, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of any Borrower.

(b)                                 Upon Agent’s request from time to time, Borrowers shall obtain, or shall permit Agent to obtain financial or SKU based physical counts and/or inventories of the Collateral, conducted by such inventory takers as are satisfactory to Agent and following such methodology as may be required by Agent, each of which physical counts and/or financial or SKU based inventories shall be observed by Borrower’s accountants.  Without in any way limiting the Agent’s rights hereunder, so long as there has not occurred an Event of Default, as of the Closing Date, it is the Agent’s expectation not to require full on-site appraisal more than three (3) times per calendar year.  Notwithstanding the foregoing, Agent hereby agrees that the methodology in place on the Closing Date used by Borrowers to conduct SKU based physical counts and inventories of Collateral (as to what Persons take inventory, when Borrower’s accountants observe such counts and inventories, etc.) are acceptable; provided, however, changes in such methodology may be required by Agent after the occurrence of an Event of Default.  For each fiscal year commencing on or after January 31, 2005 in which this Agreement is in effect, Borrowers shall perform (at their expense) one (1) full physical inventory as of fiscal year end for all locations.  Agent may require mid-year physical counts during any fiscal year of Parent (at Borrower’s expense) if any physical inventory conducted in the prior year reveals shrinkage equal to or greater than five percent (5.00%) of retail sales.  Agent shall have the right to increase Reserves Against Availability based on any variance revealed by any physical inventory counts.  The results of such mid-year counts shall be provided to Agent within ten (10) Business Days of completion of the count.  The draft or unaudited results of such required mid-year inventories or counts shall be furnished to Agent within five (5) Business Days of the taking of such inventories or counts.

(c)                                  At Borrowers’ expense, Borrowers will obtain and deliver to Agent, or, if Agent so elects, will cooperate with Agent in Agent’s obtaining, a report of an independent collateral auditor satisfactory to Agent (which may be affiliated with one of the Lenders) with respect to the Accounts and Inventory components included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Borrowers) and Inventory (including verification as to the value, location and respective types).  Without in any way limiting the Agent’s rights hereunder, so long as there has not occurred an Event of Default, as of the Closing Date, it is the Agent’s expectation not to require such report more than three (3) times per calendar year.

(d)                                 Agent from time to time may request the results of “mystery shopping” (so-called) visits to all or any of any Borrower’s business premises as conducted by or on behalf of Borrower.

(e)                                  So long as the Thornton Colorado Facility is a component of the Borrowing Base, Borrowers shall, at the request of Agent, obtain and deliver to Agent, at Borrowers’ expense, once every calendar year, commencing in 2005, appraisal reports in form and substance and from appraisers satisfactory to Agent, stating the then current Appraised Fair Market Value of the Thornton Colorado Facility.

6.18                        Electronic Reporting.  At Agent’s option all information and reports required to be submitted to Agent by Borrower shall be transmitted electronically pursuant to an electronic transmitting reporting system and shall be in a record layout format designated by Agent from time to time.

6.19                        Employee Benefits.

(a)                                  Promptly, and in any event within ten (10) Business Days after Parent or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Parent describing such ERISA Event and any action that is being taking with respect thereto by Parent, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC.  Parent or such Subsidiary, as applicable, shall (i) be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three (3) Business Days after the filing thereof with the IRS, deliver, or cause to be delivered, to Agent a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Parent, any of its Subsidiaries or, to the knowledge of Parent, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within three (3) Business Days after receipt by Parent, any of its Subsidiaries or, to the knowledge of Parent, any ERISA Affiliate, of notice of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, deliver, or cause to be delivered, to Agent copies of each such notice.

(b)                                 Cause to be delivered to Agent, upon Agent’s request, each of the following:  (i) a copy of each Benefit Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Parent or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by any Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to any Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Parent or its Subsidiaries under any Retiree Health Plan.

6.20                        Additional Collateral Covenants.  Except for the security interest herein granted, be the owners of the Collateral free from any right or claim of any other person or any Lien, and shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to Agent or any Lender.  Borrowers may grant such allowances or other adjustments to Borrowers’ Account Debtors as Borrowers may reasonably deem to accord with sound business practice, provided, however, the authority granted Borrowers pursuant to this Section 6.20 may be limited or terminated by Agent at any time in Agent’s Permitted Discretion.

6.21                        Investment Proceeds, Etc.  The proceeds of any Investment from any source in any Borrower or any Subsidiary of a Borrower and any other funds received by any Borrower other than from ordinary course business operations (including, without limitation, tax refunds, damage awards, or insurance or condemnation proceeds) shall be deposited directly into the Agent’s Account to be applied on account of the Obligations in accordance with subsection 2.4(c).

6.22                        Additional Real Property Collateral.  If, after the Closing Date, any Borrower or any of its Subsidiaries acquires Real Property used as a manufacturing or warehouse facility (unless such Borrower shall have received the prior written consent of the Agent waiving the application of this Section 6.22 as to such Real Property), such Borrower shall, or shall cause such Subsidiary to, forthwith deliver to Agent a fully executed mortgage or deed of trust over such Real Property, in form and substance satisfactory to Agent, together with title insurance policies, surveys, evidences of insurance with Agent named as loss payee and additional insured, legal opinions and other documents and certificates with respect to such Real Property as was required for Real Property of such Borrower or such Subsidiary as of the Closing Date or as Agent may reasonably request.  Borrowers further agree that, following the taking of such actions with respect to such Real Property, Agent shall have, for the benefit of the Lender Group, a valid and enforceable first priority Mortgage over such Real Property, free and clear of all Liens except for Permitted Liens.

6.23                        Landlord Waivers and Consents.  Subject to Section 2.1(c), (a) use its best efforts to promptly obtain and deliver to Agent within ninety (90) days following the opening of a new store location in a jurisdiction which grants a landlord a lien on the Collateral located on the leased premises senior or superior to the Lien of the Agent as a matter of law a Collateral Access Agreement by the landlord for such location of such Borrower and (b) promptly obtain and deliver to Agent a Collateral Access Agreement by the landlord of any leased distribution center of the Borrower.

6.24                        Material Inventory Supplier.  Promptly after entering into any agreement with any Material Inventory Supplier or any amendment to any agreement with any Material Inventory Supplier, provide Agent with a copy of such agreement or amendment (other than oral agreements and amendments).

6.25                        No Setoff or Counterclaims.  Make payments hereunder and under the other Loan Documents by or on behalf of Borrowers without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state or federal taxes.

6.26                        New Subsidiaries.  Cause any new Subsidiary formed by any Borrower or any Subsidiary to become a Borrower hereunder and become a party to the other Loan Documents by (i) signing a joinder agreement in form and substance satisfactory to Agent, (ii) signing allonges to the Notes, as applicable, in form and substance satisfactory to Agent, and (iii) providing such other documentation as any of the Lenders or Agent may reasonably request, including, without limitation, mortgages or deeds of trust required by Section 6.22 above, UCC searches and filings, legal opinions and corporate authorization documentation with respect to such new Subsidiary and other documentation with respect to the conditions specified in Section 3 hereof, and all of the Stock or other equity interests and assets of each such new Subsidiary shall be pledged to the Agent for the benefit of the Lenders and the Agent.  The Agent is hereby authorized by the parties to amend Schedule 5.8(c) to include each such new Subsidiary.

6.27                        Specified Blocked Account Agreements.  Within ninety (90) days after the Closing Date, deliver to Agent a Blocked Account Agreement for each of the bank accounts with Bank of America, N.A. or its affiliate listed on Schedule 2.8.

6.28                        FACA Compliance.  Provide Agent with any consents pursuant to the Federal Assignment of Claims Act or like federal, state or local statute with respect to any one Account from a governmental authority in excess of $25,000 or as to all Accounts from governmental authorities in excess of $100,000 in the aggregate.

7.                                      NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrowers will not and will not permit any of their respective Subsidiaries to do any of the following:

7.1                               Indebtedness.  Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)                                  Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;

(b)                                 Indebtedness set forth on Schedule 5.18;

(c)                                  Indebtedness secured by Permitted Liens;

(d)                                 Manufacturer Payables;

(e)                                  refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s judgment, materially impair the prospects of repayment of the Obligations by Borrowers or materially impair Borrowers’ creditworthiness, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase of more than $1,000,000 in the principal amount of the

Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(f)                                    Permitted Purchase Money Indebtedness;

(g)                                 unsecured Indebtedness in an aggregate amount outstanding at any one time not to exceed $35,000,000, provided that (i) no Default or Event of Default has occurred and is continuing at the time of the incurrence of such unsecured Indebtedness or would result after giving effect thereto, (ii) Borrowers shall have delivered to agent a Compliance Certificate demonstrating, in reasonable detail, pro forma compliance with the financial covenants contained in Sections 7.22 and 7.23, and (iii) the obligations of the Borrowers in connection with such Indebtedness shall be subordinate to the Obligations hereunder in a manner reasonably satisfactory to Agent; and

(h)                                 Indebtedness of any Borrower to any other Borrower, provided that such Indebtedness shall be subject to the terms and conditions of an Intercompany Subordination Agreement.

7.2                               Liens and Restrictions on Negative Pledges and Upstream Guaranties.

(a)                                  Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(e) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

(b)                                 Enter into or permit to exist any arrangement or agreement (excluding this Agreement and the other Loan Documents) which directly or indirectly prohibits any Borrower or any of its Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of their Subsidiaries whether now owned or hereafter acquired.

(c)                                  Enter into any agreement, contract or arrangement (excluding this Agreement and the other Loan Documents) restricting the ability of any Subsidiary of any Borrowers to pay or make dividends or distributions in cash or kind to Borrowers, to make loans, advances or other payments of whatsoever nature to Borrowers, or to make transfers or distributions of all or any part of its assets to Borrowers; in each case other than (i) restrictions on specific assets which assets are the subject of Permitted Purchase Money Indebtedness or (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by such Borrower or such Subsidiary in the ordinary course of its business.

7.3                               Restrictions on Fundamental Changes.  Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets, other than a liquidation or dissolution of any of Parent’s Subsidiaries or a transfer or dissolution of all or any substantial part of the property or assets of any of Parent’s Subsidiaries, in which Parent becomes the owner of such property or assets, or effect any asset or Stock acquisition (other than the acquisition of assets in the ordinary course of business).

7.4                               Disposal of Assets.  Convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Borrower other than (a) sales of Inventory to buyers in the ordinary course of such Borrower’s business as currently conducted, (b) transfers of Inventory that are not Eligible Inventory occurring in the ordinary course of business and consistent with past practices, (c) in connection with sale and leaseback transactions with financing sources which may include Winthrop Resources Corporation for the sale of technology related equipment in an amount not to exceed $1,500,000 in the aggregate for all Borrowers, (d) as long as no Default or Event of Default has occurred or would result therefrom, dispositions of assets, exclusive of those dispositions permitted in (c) above, in an aggregate for all Borrowers which does not exceed a net book value of $1,500,000 during any fiscal year of Borrowers and (e) sales of inventory in connection with the closing of retail store locations provided, however that (i) no more than three (3) retail locations shall be closed in any rolling twelve month period and no more than eight (8) retail locations shall be closed in the aggregate and (ii) to the extent that such inventory is sold as part of a “going out of business” or “store closing” sale, the Borrowers shall have retained a nationally recognized commercial retail inventory liquidator to conduct such sales pursuant to an agency agreement in form and substance reasonably satisfactory to Agent.  Notwithstanding the foregoing, a transaction permitted pursuant to Section 7.3 hereof shall also be a transaction permitted by this Section 7.4.

7.5                               Change Name.  Change any Borrower’s name, FEIN, corporate structure or identity, type or jurisdiction of organization, or add any new fictitious name.

7.6                               Guarantee.  Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrowers or which are transmitted or turned over to Agent or guaranties of obligations of employees in an amount not to exceed for all Borrowers $400,000 in the aggregate at any time outstanding or guaranties by Parent of goods purchased by a Subsidiary of Parent in the ordinary course of business of such Subsidiary .

7.7                               Nature of Business.  Make any change in the principal nature of Borrowers’ business.

7.8                               Prepayments and Amendments.

(a)                                  Except in connection with a refinancing permitted by Section 7.1(e), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower, other than the Obligations in accordance with this Agreement, and

(b)                                 Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under subsections 7.1(b), (c), or (e).

7.9                               Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.10                        Consignments.  Consign any Inventory (except that all Borrowers in the aggregate may be a consignee of up to $2,000,000 of Inventory at any particular time) or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

7.11                        Distributions.  Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Borrower’s Stock, of any class, whether now or hereafter outstanding; provided, however, that (a) (i) as long as no Default or Event of Default has occurred or would result therefrom, (ii) during the thirty (30) day period prior to such repurchase and redemption Borrowers shall have had average Excess Availability of not less than the sum of $10,000,000 plus the amount of the proposed repurchase and redemption and (iii) within ten (10) Business Days prior to such repurchase and redemption the Borrowers shall have delivered Projections to the Agent, in form and substance reasonably acceptable to Agent, demonstrating that immediately after such repurchase and redemption and for a period of thirty (30) Business Days thereafter the Borrowers shall have average Excess Availability of not less than $10,000,000 and a Fixed Charge Coverage Ratio (assuming such proposed Distribution had been made on the first day of the then applicable Reference Period) of not less than 1.10:1.00 as determined by the Agent, in its reasonable discretion, Parent may repurchase its outstanding capital stock from Persons that are not Affiliates, directors or officers of Parent pursuant to Parent’s stock buy-back program, provided further however that the aggregate amount of such repurchase and redemption by Parent shall not exceed $5,000,000 during any fiscal year of Parent, and (b) any subsidiary of Parent may make distributions and declare and pay dividends to Parent.

7.12                        Accounting Methods.

(a)                                  Modify or change its method of accounting (other than in accordance with the procedures set forth herein) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrowers’ accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Collateral or Borrowers’ financial condition.  Borrowers waive the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Agent pursuant to or in accordance with this Agreement, and agrees that Agent may contact directly any such accounting firm or service bureau in order to obtain such information.  Agent hereby agrees to use its best efforts to give Borrowers at least simultaneous notice that Agent is so contacting directly any such accounting firm or services bureau.

(b)                                 If any Accounting Changes occur and such changes result in a change in the calculation of the financial covenants used in this Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided however, that the agreement of the Required Revolving Credit Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders.  If Agent, Borrowers and Required Revolving Credit Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, or if the Accounting Change does not result in a change in the calculation of financial covenants, any reference to GAAP contained in this Agreement or in any other Loan Document shall refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change.  If Agent, Borrowers and Required Revolving Credit Lenders cannot agree upon the required amendments within sixty (60) days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.  For purposes of Section 8.1, a breach of a financial covenant contained in Sections 7.22 or 7.23 shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.

7.13                        Investments.  Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment, provided, however, that Administrative Borrower and its Subsidiaries shall not have Permitted Investments (other than in the accounts subject to a Control Agreement or accounts solely containing funds used to satisfy Borrowers’ obligations to fund health insurance claims) in deposit accounts or Securities Accounts unless Administrative Borrower or any of its Subsidiaries, as applicable, and the applicable securities intermediary or bank have entered into a Control Agreement or similar arrangements governing such Permitted Investments, as Agent shall determine in its Permitted Discretion, to perfect (and further establish) the Agent’s Liens in such Permitted Investments.

7.14                        Transactions with Affiliates.  Directly or indirectly enter into or, except as set forth on Schedule 5.23, permit to exist any material transaction between any Borrower with another Borrower or between any Borrower with any other Affiliate of such Borrower except for transactions that are in the ordinary course of such Borrowers’ business, upon fair and reasonable terms, that are fully disclosed to Agent, and that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-Affiliate.

7.15                        Suspension.  Except as permitted by Section 7.3 hereof, suspend or go out of a substantial portion of its business.

7.16                        Use of Proceeds.  Use the proceeds of the Advances for any purpose inconsistent with the terms and conditions hereof, or for purposes not permitted hereunder or for unlawful purposes.

7.17                        Change in Location of Chief Executive Office; Inventory and Equipment with Bailees.  Relocate its chief executive office to a new location without Administrative Borrower providing 30 days prior written notification thereof to Agent and so long as, at the time of such written notification, the applicable Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent’s Liens and also provides to Agent a Collateral Access Agreement with respect to such new location.  The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Agent’s prior written consent.

7.18                        Securities Accounts.  If Agent has notified Administrative Borrower that a Control Agreement will thereafter be required for any Securities Account, establish or maintain any Securities Account unless Agent shall have received a Control Agreement in respect of such Securities Account.  Borrowers agree to not transfer assets out of any Securities Account; provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, Borrowers may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.

7.19                        No Prohibited Transactions Under ERISA.  Directly or indirectly:

(a)                                  engage in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b)                                 permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

(c)                                  fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d)                                 terminate any Benefit Plan where such event would result in any liability of Parent, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

(e)                                  fail to make any required contribution or payment to any Multiemployer Plan;

(f)                                    fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

(g)                                 amend a Benefit Plan resulting in an increase in current liability for the plan year such that either of any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate is required to provide security to such Benefit Plan under Section 401(a)(29) of the IRC; or

(h)                                 withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA; which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrowers, any of their Subsidiaries or any ERISA Affiliate in excess of $100,000.

7.20                        Deposit Accounts, Credit card clearinghouse, etc.  (a)  Establish any bank accounts, credit card clearinghouse or processors, other than those bank accounts, clearinghouses and processors and other accounts, all listed on Schedule 2.8, without Agent’s prior written consent, (b) violate directly or indirectly any Control Agreement, Credit Card Agreement, cash management bank product agreement, or other bank agency or lock box agreement in favor of Agent for the benefit of the Lender Group with respect to such account, (c) deposit into any of the payroll accounts listed on Schedule 2.8 any amounts in excess of amounts necessary to pay current payroll obligations from such accounts or (d) change any direction or designation relating to any credit card clearinghouse or processor.

7.21                        Store Openings.  Open any location at which Borrowers maintain, offer for sale or store any of the Collateral unless Borrowers have provided Agent at least 30 days’ prior written notice of such opening.

7.22                        Minimum EBITDA / Fixed Charge Coverage Ratio.  (a) Borrowers, on a consolidated basis, shall maintain EBITDA for any Reference Period ending during any period described in the table below of not less than the required amount set forth opposite such period in such table;

Applicable Amount:	Reference Period:
$(2,500,000)	April 30, 2004
$(3,500,000)	May 31, 2004
$(6,000,000)	June 30, 2004
$(6,500,000)	July 31, 2004
$(5,500,000)	August 31, 2004
$(5,000,000)	September 30, 2004
$(6,000,000)	October 31, 2004
$(3,000,000)	November 30, 2004
$7,500,000	December 31, 2004
$10,000,000	Any month ending thereafter through June 30, 2005, as adjusted upward below

The foregoing covenant may be adjusted upwards for each Reference Period ending after January 31, 2005 based upon Borrowers’ Projections for the fiscal year containing that fiscal month and fiscal year which have been delivered in accordance with Section 6.3(c).  Agent may set the foregoing level upwards for future periods to a level that would not exceed 85% of the projected EBITDA set forth in such Projections delivered to Agent.

(b)                                 Commencing with the Reference Period ended July 31, 2005 and as of the last day of each month thereafter, Borrowers, on a consolidated basis, shall not permit the Fixed Charge Coverage Ratio to be less than 1.10:1.00 for each Reference Period ending on such date.

7.23                        Capital Expenditures.  Make capital expenditures for the Reference Period ending January 31, 2005, and for each fiscal year thereafter, in excess of $15,000,000.  The capital expenditures covenant may be adjusted each fiscal year based upon the Borrowers’ Projections for such fiscal year which have been delivered in accordance with Section 6.3(c).

8.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1                               If Borrowers fail to pay when due and payable or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations);

8.2                               (a)                                  If any Borrower neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Section 6.2 (Collateral Reporting), Section 6.7 (Maintenance of Equipment), the portion of Section 6.8 (Taxes) as pertains to state franchise taxes, Section 6.9 (Insurance), Section 6.10 (Location of Inventory and Equipment), Section 6.11 (Compliance with Laws), or Section 6.12 (Leases) of this Agreement and such failure continues for a period of five (5) Business Days; (b) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Section 6.1 (Accounting System), Section 6.4 (Return), Section 6.5 (Maintenance of Properties), Section 6.19 (Employee Benefits), Section 6.23 (Landlord Waivers and Consents), Section 6.24 (Material Inventory Supplier) of this Agreement and such failure continues for a period of 15 Business Days; or (c) If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Section 8, in which event such other provision of this Section 8 shall govern); provided that, during any period of time that any such failure or neglect of Borrower referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default by virtue of the existence of a grace or cure period or the pre-condition of the giving of a notice, each member of the Lender Group shall be relieved of its obligation to extend credit hereunder;

8.3                               If there is a Material Adverse Change;

8.4                               If any material portion of any Borrower’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

8.5                               If an Insolvency Proceeding is commenced by any Borrower or any of its Subsidiaries;

8.6                               If an Insolvency Proceeding is commenced against any Borrower, or any of its Subsidiaries, and any of the following events occur:  (a) the applicable Borrower or the Subsidiary consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligation to extend credit hereunder, (d) an interim trustee, custodian, liquidator or receiver is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Borrower or any of its Subsidiaries, or (e) an order for relief shall have been entered therein;

8.7                               If any Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.8                               (a)                                  If a notice of Lien, levy, or assessment is filed of record with respect to any Borrower’s or any of its Subsidiaries’ assets by the United States, or any department, agency, or instrumentality thereof, and the Lien, levy or assessment is not fully released or discharged within ten (10) days of the date of such filing, or (b) if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any Borrower’s or any of its Subsidiaries’ assets and the same is not paid on the payment date thereof, unless the same is the subject of a Permitted Protest;

8.9                               (a)                                  If one or more notice of Lien, levy, or assessment with respect to taxes or debts owing is filed of record with respect to any Borrower’s properties or assets by any state, county, municipal or other non-federal governmental agency, and the Lien, levy, or assessment is not (i) fully released, discharged or bonded against before the earlier of 30 days of the date that it first arises or 5 days of the date when such property or asset is subject to being forfeited, or (ii) the subject of a Permitted Protest, or (b) if any taxes or debts owing at any time hereafter to any one or more of any state, county, municipal or other non-federal governmental agency becomes a Lien, whether choate or otherwise, upon any Borrower’s properties or assets and the Lien is not fully (i) fully released, discharged or bonded against before the due date of such tax or debt or five (5) days of the date when such property or asset is subject to being forfeited or (ii) the subject of a Permitted Protest;

8.10                        If a judgment or other claim, in excess of $250,000 individually or in the aggregate for all such judgments or other claims becomes a Lien or encumbrance upon any material portion of any Borrower’s or any of its Subsidiaries’ properties or assets;

8.11                        If any Borrower shall fail to pay when due the principal or interest on any Indebtedness of such Borrower in excess of $250,000 individually or in the aggregate of all such Indebtedness, or a default by a Borrower in the observance or performance of any term, covenant or agreement of such Borrower in any agreement relating to any indebtedness of such Borrower in excess of $250,000 individually or in the aggregate, and the passage of any grace period with respect thereto, the effect of which default in either case is to permit the holder of such Indebtedness, irrespective of whether exercised, to accelerate the maturity of the applicable Borrower’s or its Subsidiaries’ obligations thereunder;

8.12                        If there is a default in any material agreement to which Parent is a party (or to which any Subsidiary or Parent is a party if such agreement is material to Borrowers considered as a whole) with one or more third persons (other than as described in Section 8.11) and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of the applicable Borrower’s or its Subsidiaries’ obligations thereunder;

8.13                        If any Borrower or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness or the holders of all or any part of such Indebtedness shall accelerate the maturity of all or any part of such Indebtedness, such Indebtedness shall be prepaid, redeemed or repurchased in whole or in part or an offer to prepay, redeem or repurchase such Indebtedness in whole or in part shall have been made;

8.14                        If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to the Lender Group by any Borrower, its Subsidiaries, or any officer, employee, agent, or director of any Borrower or any of its Subsidiaries, or any such warranty, representation, statement or Record is withdrawn;

8.15                        If the obligation of any guarantor under its guaranty or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding;

8.16                        If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except with respect to Permitted Liens and to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

8.17                        Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower, or a proceeding shall be commenced by any Borrower, or by any Governmental Authority having jurisdiction over any Borrower, seeking to establish the invalidity or unenforceability thereof, or any Borrower shall deny that any Borrower has any liability or obligation purported to be created under any Loan Document.

8.18                        Any Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $250,000, or any Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $250,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (a) an ERISA Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that Agent determines in its Permitted Discretion that such event (i) could be expected to result in liability of any Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $250,000 and (ii) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (b) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (c) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan.

9.                                      THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1                               Rights and Remedies.  Upon the occurrence, and during the continuation, of an Event of Default, the Agent may, or upon the instruction of (i) the Required Revolving Credit Lenders (at their election but without notice of their election and without presentment, protest, demand or any notice of any kind, all of which are hereby expressly waived by Borrowers) or, (ii) following the Standstill Termination Date, the Required Tranche B Lenders or Required Revolving Credit Lenders (at their election but without notice of their election other than notice to the Agent and without presentment, protest, demand or any notice of any kind to the Borrowers, all of which are hereby expressly waived by Borrowers but upon notice of their election to the Agent) shall exercise any of the rights of a secured party under the Code and any other rights and remedies provided for in this Agreement or any other Loan Document or otherwise available to it at law or in equity on behalf of the Lender Group (and Agent shall do the same on behalf of the Lender Group), such rights and remedies to include the following, all of which are authorized by Borrowers:

(a)                                  Declare all Obligations, whether evidenced by this Agreement, any Note or by any of the other Loan Documents, or otherwise, immediately due and payable, provided that in the event of any Event of Default under Section 8.5 or Section 8.6, all such amounts shall become immediately due and payable automatically and without any requirement of notice from Agent or any Lender;

(b)                                 Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group, provided that in the event of any Event of Default under Section 8.5 or Section 8.6, any unused portion of the credit hereunder shall forthwith terminate and each Revolving Credit Lender shall be relieved of all further obligations to make Advances to Borrowers and the Issuing Lender shall be relieved of all further obligations to issue, extend or renew Letters of Credit;

(c)                                  Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations, provided that in the event of any Event of Default under Section 8.5 or Section 8.6, any unused portion of the credit hereunder shall forthwith terminate and each Revolving Credit Lender shall be relieved of all further obligations to make Advances to Borrowers and the Issuing Lender shall be relieved of all further obligations to issue, extend or renew Letters of Credit;

(d)                                 Notify Account Debtors and other Persons obligated on the Collateral to make payment or otherwise render performance to or for Agent, and, to the extent permitted under the Code, enforce the obligations of Account Debtors and other Persons obligated on the Collateral and exercise the rights of Borrowers with respect to such obligations and any property that may secure such obligations;

(e)                                  Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit the Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

(f)                                    Take any proceeds of the Collateral;

(g)                                 Make any filings with the applicable recording offices required to enforce any Borrower’s rights as a mortgagee of Real Property;

(h)                                 Cause Borrowers to hold all returned Inventory in trust for the Lender Group, segregate all returned Inventory from all other assets of Borrowers or in Borrowers’ possession and conspicuously label said returned Inventory as the property of the Lender Group;

(i)                                     Instruct any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent’s Account;

(j)                                     Without notice to or demand upon any Borrower, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral.  Each Borrower agrees to assemble the Personal Property Collateral if Agent so requires, and to make the Personal Property Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties.  Each Borrower authorizes Agent to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the Agent’s Liens and to pay all expenses incurred in connection therewith and to charge Borrowers’ Loan Account therefor.  With respect to any of Borrowers’ owned or leased premises, each Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(k)                                  Without notice to any Borrower (such notice being expressly waived), and without constituting a retention of any Collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by the Lender Group (including without limitation any amounts received in a bank account subject to a Control Agreement or the Concentration Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of any Borrower held by the Lender Group;

(l)                                     Hold, as cash collateral, any and all balances and deposits of any Borrower held by the Lender Group, and any amounts received in a bank account subject to a Control Agreement or the Concentration Accounts, to secure the full and final repayment of all of the Obligations;

(m)                               Instruct each depositary bank with whom a bank account subject to a Control Agreement is maintained, to pay any and all balances and deposits in the applicable Concentration Account to the Agent’s Account;

(n)                                 Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral.  Each Borrower hereby grants to Agent a license or other right to use, without charge, such Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and such Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(o)                                 Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Agent determines is commercially reasonable.  It is not necessary that the Personal Property Collateral be present at any such sale;

(p)                                 Agent shall give notice of the disposition of the Collateral as follows:

(i)                                     Agent shall give Administrative Borrower (for the benefit of the applicable Borrower) a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii)                                  The notice shall be personally delivered or mailed, postage prepaid, to Administrative Borrower as provided in Section 12, at least 5 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(q)                                 Borrowers hereby acknowledge that ten (10) days prior written notice of such sale or sales shall be reasonable notice; in addition Borrowers waive any and all rights that they have to a judicial hearing in advance of the enforcement of any of Agent’s rights and remedies hereunder, including its right if a Default exists to take immediate possession of Collateral and to exercise its rights and remedies with respect thereto;

(r)                                    Agent, on behalf of the Lender Group may credit bid and purchase at any public sale;

(s)                                  Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(t)                                    Agent shall have the rights and remedies of a secured party under the Code and any additional rights and remedies as may be provided to a secured party in any jurisdiction in which Collateral is located;

(u)                                 The Lender Group shall have all other rights and remedies available to it at law or in equity pursuant to any Loan Documents and whether or not the Lenders shall have accelerated the maturity of the Obligations pursuant to this Section 9.1, each Lender, if owed any amount with respect to the Obligations, may, with the written consent of Required Revolving Credit Lenders or Agent but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law, or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, included as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender; and

(v)                                 Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrowers.  Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Administrative Borrower (for the benefit of the applicable Borrower).

9.2                               Securities and Deposits.  Agent may at any time, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it to the Obligations.  Whether or not any Obligations are due, Agent may demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to such Obligations.

9.3                               Standards for Exercising Rights and Remedies.  To the extent that applicable law imposes duties on Agent to exercise remedies in a commercially reasonable manner, Borrowers acknowledge and agree that it is not commercially unreasonable for Agent (a) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to fail to remove Liens on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as the Borrowers, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Agent, to obtain the services of brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral, or (m) conduct going out of business sales and otherwise liquidate the inventory.  Borrowers acknowledge that the purpose of this Section 9.3 is to provide non-exhaustive indications of what actions or omissions by Agent would fulfill Agent’s duties under the Code or any other relevant jurisdiction in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 9.3.  Without limitation upon the foregoing, nothing contained in this Section 9.3. shall be construed to grant any rights to Borrowers or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 9.3.

9.4                               Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative and may be exercised simultaneously.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.5                               License.  Effective upon the occurrence of an Event of Default, each Borrower hereby grants to Agent a royalty free non-exclusive license to use, apply and affix any trademark, tradename, logo or the like in which any Borrower now or hereafter has rights, such license being with respect to Agent’s exercise of the rights hereunder, including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

10.                               TAXES AND EXPENSES.

If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent to the extent Agent determines that such failure by Borrowers could result in a Material Adverse Change, in its sole discretion and without prior notice to any Borrower, may do any or all of the following:  (a) make payment of the same or any part thereof, (b) set up such reserves in Borrowers’ Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.9 hereof, obtain and maintain insurance policies of the type described in Section 6.9 and take any action with respect to such policies as Agent deems prudent.  Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this

Agreement.  Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.                               WAIVERS; INDEMNIFICATION.

11.1                        Demand; Protest; etc.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Borrower may in any way be liable and any and all suretyship defenses.

11.2                        The Lender Group’s Liability for Collateral.  Each Borrower hereby agrees that:  (a) so long as the Lender Group complies with its obligations, if any, under the Code, Agent shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers. Each Borrower shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by Borrowers thereunder.  Neither Agent nor any Lender shall have any obligation or liability under any such contract or agreement by reason or arising out of this Agreement or the receipt by Agent or any Lender of any payment relating to any of the Collateral, nor shall Agent or any Lender be obligated in any manner to perform any of the obligations of Borrowers under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by Agent or any Lender in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to Agent or to which Agent or any Lender may be entitled to at any time or times. Agent’s sole duty with respect to the custody, safe-keeping and physical preservation of the Collateral in its possession, under §9-207 of the Code, or otherwise, shall be to deal with such Collateral in the same manner as Agent deals with similar property for its own account.

11.3                        Indemnification.  Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, Tranche B Agent-Related Person, the Lender-Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to (a) the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, (b) the reversal or withdrawal of any provisional credits granted by Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with any Borrower or any Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, (c) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of any Borrower or any of its Subsidiaries comprised in the Collateral, (d) with respect to the Borrowers and their Subsidiaries and their respective properties and assets, any Environmental Claims, and (e) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.                               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrowers. Agent or the Tranche B Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower, Agent or Tranche B Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower, to the Agent or to the Tranche B Agent, as the case may be, at its address set forth below:

If to Borrowers:	Ultimate Electronics, Inc.
321 West 84th Avenue, Suite A
Thornton, Colorado 80260
Attn: Chief Financial Officer
Fax No. (303) 412-2502

with copies to:	Davis, Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attn: Laura Gill, Esq.
Fax No. (303) 892-7400

If to Agent:	Wells Fargo Retail Finance LLC
One Boston Place, 18th Floor
Boston, Massachusetts 02108
Attn: Jennifer Blanchette
Fax No. (617) 523-4027

with copies to:	Bingham McCutchen LLP
150 Federal Street
Boston, Massachusetts 02110
Attn: Robert A.J. Barry, Esq.
Fax No. (617) 951-8736

If to Tranche B Agent:
Back Bay Capital Funding LLC
40 Broad Street, 10th Floor
Boston, Massachusetts 02109
Attn: William Chan
Fax No. (617) 434-4185

with copies to:	Riemer & Braunstein LLP
3 Center Plaza
Boston, Massachusetts 02108
Attn: Donald E. Rothman, Esq.
Fax No. (17) 692-3556

Agent, Tranche B Agent and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail.  Each Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)                                  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

(b)                                 THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SUFFOLK, COMMONWEALTH OF MASSACHUSETTS, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  BORROWERS AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SUBSECTION 13(b).

BORROWERS AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWERS AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)                                  EXCEPT AS PROHIBITED BY LAW, EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT EACH MEMBER OF THE LENDER GROUP HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

14.                               ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1                        Assignments and Participations

(a)                                  Any Lender may, with the written consent of Agent (provided that no written consent of Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Transferee), assign and delegate to one or more assignees (each an “Assignee”) all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, provided, that assignments of Revolving Credit Commitments and Obligations in respect of any Borrowings shall be in a minimum amount of $5,000,000; and provided, that assignments of all or a portion of a Tranche B Lender’s interests, rights and obligations under this Agreement may be assigned without the written consent of the Agent if (i) an Event of Default exists or (ii) the assignment is to an existing Lender hereunder; provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (x) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (y) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance in form and substance satisfactory to Agent, and (z) the assignor Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000.  Anything contained herein to the contrary notwithstanding, the consent of Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

(b)                                 From and after the date that Agent notifies the assignor Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall affect a novation between Borrowers and the Assignee.

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)                                 Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance and receipt and acknowledgment by Agent of such fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)                                  Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents (provided that no written consent of

Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums; and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)                                    In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to Borrowers or Borrowers’ business.

(g)                                 If any assignee Lender is an Affiliate of any Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to Agent pursuant to Section 9, and the determination of the Required Lenders, Required Revolving Credit Lenders or Required Tranche B Lenders, as applicable, shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Obligations.  If any Lender sells a participating interest in any of the Obligations to a Participant, and such Participant is a Borrower or an Affiliate of a Borrower, then such transferor Lender shall promptly notify Agent of the sale of such participation.  A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to Agent pursuant to Section 9 to the extent that such participation is beneficially owned by a Borrower or any Affiliate of a Borrower, and the determination of the Required Lenders, Required Revolving Credit Lenders or Required Tranche B Lenders, as applicable, shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Obligations to the extent of such participation.  The provisions of this subsection 14.1(g) shall not apply to an assignee Lender or participant which is also a Lender on the Closing Date or to an assignee Lender or participant which has disclosed to the other Lenders that it is an Affiliate of a Borrower and which, following such disclosure, has been excepted from the provisions of this subsection 14.1(g) in a writing signed by the Required Lenders determined without regard to the interest of such assignee Lender or transferor Lender, to the extent of such participation, in the Advances or Obligations in respect of Letters of Credit.

(h)                                 Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

14.2                        Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release any Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

15.                               AMENDMENTS; WAIVERS.

15.1                        Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Revolving Credit Lenders (or by Agent at the written request of the Required Revolving Credit Lenders) and Administrative Borrower (on behalf of all Borrowers) and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Notwithstanding the foregoing, no such amendment, waiver or consent shall:

(a)                                  unless in writing and signed by all of the Lenders affected thereby and Administrative Borrower (on behalf of all Borrowers) and acknowledged by Agent, do any of the following:

(i)                                     increase or extend any Commitment of any Lender,

(ii)                                  postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document (other than the Maturity Date) payable to such Lender,

(iii)                               reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(iv)                              change the definition of “Required Lenders” and “Required Revolving Credit Lenders”;

(b)                                 unless in writing and signed by all of the Lenders and Administrative Borrower (on behalf of all Borrowers) and acknowledged by Agent, do any of the following:

(i)                                     postpone or extend the Maturity Date,

(ii)                                  change the percentage of Commitments that is required to take any action hereunder,

(iii)                               amend this Section or any provision of the Agreement providing for consent or other action by all Lenders,

(iv)                              contractually subordinate any of the Agent’s Liens,

(v)                                 release any Borrower from any obligation for the payment of money,

(vi)                              change the definition of Borrowing Base or the definitions of Eligible Accounts, Eligible Inventory, Eligible Credit Card Receivables, Maximum Amount, Net Liquidation Percentage, Net Retail Liquidation Value, or Projections Reserve, or any component definitions contained in the foregoing terms; provided however, with respect to the definition of Eligible Accounts and Eligible Inventory which permit the Agent to modify criteria and standards thereof in its Permitted Discretion and sole discretion, respectively, any modification by the Agent to make such definitions more restrictive shall not require the consent of any Lender;

(c)                                  without the written consent of the Agent, amend any of the provisions of Section 16 and any fees payable to the Agent for the account of the Agent;

(d)                                 without the written consent of the Tranche B Agent, the Required Tranche B Lenders and the Administrative Borrower (on behalf of all Borrowers) do any of the following:

(i)                                     amend, modify or waive Sections 2.1(b), 2.2(i), 2.3, 2.4(c), 2.5, 6.2, 6.3, 7.11, 7.22, 8, 9, 14.1, 16.1(b) or, in each case, any component definition contained therein (as applicable to Tranche B Lenders) or the definition of Maximum Amount,

(ii)                                  change the definition of Tranche B Borrowing Base, Required Tranche B Lenders, Standstill Termination Date, Buyout Exercise Period, Buyout Exercise Notice and Buyout Acceptance Notice or any component definition contained therein,

(iii)                               change the right of the Tranche B Lenders’ to receive reports pursuant to Section 6.2 and 6.3,

(iv)                              increase the Applicable Margin (other than increases due to default rates being applicable) by more than two and one half percent (2 1/2%); provided, however, any increase in the Applicable Margin shall result in an increase in the Tranche B Interest Rate and default rate of interest applicable to Tranche B Loan, as applicable, in an amount equal to 150% of such increase,

(v)                                 accelerate the scheduled dates of principal or interest payments or the Maturity Date (other than following an Event of Default); provided, however, that the foregoing shall not in any way limit the rights of the Agent and the Revolving Credit Lenders to make adjustments to Reserves or otherwise modify the Borrowing Base and Tranche B Borrowing Base as permitted by this Agreement;

(e)                                  without the written consent of Agent, Issuing Lender, or Swing Lender, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document.

The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers.

15.2                        Replacement of Holdout Lender.  If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability but excluding its Pro Rata Share of any Revolving Credit Lenders Prepayment Premium or the Tranche B Early Termination Fee, as applicable) without any premium or penalty of any kind whatsoever.  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance Agreement.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1.  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

15.3                        No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or, any other Loan Document, or delay by

Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.                               AGENT; TRANCHE B AGENT; THE LENDER GROUP.

16.1                        Appointment and Authorization of Agent and Tranche B Agent.

(a)                                      Appointment and Authorization of Agent.  Each Lender hereby designates and appoints WFRF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as such on the express conditions contained in this Section 16.  The provisions of this Section 16 are solely for the benefit of Agent and the Lenders, and Borrowers shall have no rights as a third party beneficiary of any of the provisions contained herein.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFRF is merely the representative of the Lenders, and only has the contractual duties set forth herein.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of the Revolving Credit Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management accounts as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

(b)                                     Appointment and Authorization of Tranche B Agent.  Each Tranche B Lender hereby designates and appoints Back Bay Capital Funding LLC as its representative under this Agreement and the other Loan Documents and each Tranche B Lender hereby irrevocably authorizes Tranche B Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Tranche B Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Tranche B Agent agrees to act as such on the express conditions contained in this Section 16.  The provisions of this Section 16 are solely for the benefit of Tranche B Agent and the Tranche B Lenders, and Borrowers shall have no rights as a third party beneficiary of any of the provisions contained herein.

16.2                        Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents.  Agent may utilize the services of such Persons as Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by Borrowers.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3                        Liability of Agents.  None of the Agent-Related Persons and the Tranche B Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person Tranche B Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrowers or the books or records or properties of any of Borrowers’ Subsidiaries or Affiliates.

16.4                        Reliance by Agents.

(a)                                  Agent and Tranche B Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent or Tranche B Agent.  Agent and Tranche B Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent or Tranche B Agent, as applicable, shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent or Tranche B Agent, as applicable, shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent and Tranche B Agent, as applicable, shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such re    quest and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b)                                 For purposes of determining compliance with the conditions set forth in Section 3.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consent to or approved by or acceptable or satisfactory to such Lender, unless an officer of Agent active upon the Borrowers’ account shall have received notice from such Lender not less than two days prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to Agent to such effect on or prior to the Closing Date.

16.5                        Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Revolving Credit Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6                        Credit Decision.  Each Lender acknowledges that none of the Agent-Related Persons and the Tranche B Agent-Related Persons has made any representation or warranty to it, and that no act by Agent or the Tranche B Agent hereinafter taken, including any review of the affairs of Borrowers and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person and any Tranche B Agent-Related Person to any Lender.  Each Lender represents to Agent and the Tranche B Agent that it has, independently and without reliance upon any Agent-Related Person and any Tranche B Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and any Tranche B Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person (other than the Lender Group) party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent or the Tranche B Agent, as applicable, Agent and the Tranche B Agent, as applicable shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons and any Tranche B Agent-Related Person.

16.7                        Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from Collections received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders.  In the event Agent is not reimbursed for such costs and expenses from Collections received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons and any Tranche B Agent-Related Person (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person and any Tranche B Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8                        Agent in Individual Capacity.  WFRF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though WFRF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, WFRF or its Affiliates may receive information regarding Borrowers or their Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include WFRF in its individual capacity.

16.9                        Successor Agent.  Agent or Tranche B Agent may resign as Agent or Tranche B Agent, as applicable, upon 45 days notice to the Lenders.  If Agent or Tranche B Agent resigns under this Agreement, the Required Revolving Credit Lenders shall appoint a successor Agent for the Lenders and the Required Tranche B Lenders shall appoint a successor Tranche B Agent for the Tranche B Lenders.  If no successor Agent or Tranche B Agent is appointed prior to the effective date of the resignation of Agent or Tranche B Agent, Agent or Tranche B Agent, as applicable, may appoint, after consulting with the Lenders, a successor Agent or Tranche B Agent, as applicable.  In any such event, upon the acceptance of its appointment as successor Agent or Tranche B Agent, as applicable, hereunder, such successor Agent or Tranche B Agent, as applicable ,shall succeed to all the rights, powers, and duties of the retiring Agent or Tranche B Agent, as applicable, and the term “Agent” or “Tranche B Agent”, as applicable, shall mean such successor Agent or successor Tranche B Agent, as applicable, and the retiring Agent’s or Tranche B Agent’s appointment, powers, and duties as Agent or Tranche B Agent, as applicable, shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10                 Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them.  With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of the Agent.

16.11                 Payments to, and Distributions by, Agent.

(a)                                  A payment by the Borrowers to Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. Agent agrees promptly to distribute to each Lender such Lender’s Pro Rata Share of payments received by Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

(b)                                 If in the reasonable opinion of Agent the distribution of any amount received by it in such capacity hereunder or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

16.12                 Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, Agent shall, if (a) so requested by the Required Revolving Credit Lenders, and (b) the Lenders have provided to Agent such additional indemnities and assurances against expenses and liabilities as Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Loan Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral.  The Required Revolving Credit Lenders may direct Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that Agent need not comply with any such direction to the extent that Agent reasonably believes Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

16.13                 Agent May File Proofs of Claim.

(a)                                  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to any Borrower or any of its Subsidiaries, Agent (irrespective of whether the principal of any Advance or Obligations with respect to Letters of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i)                                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances or Obligations in respect of Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Group (including any claim for the reasonable compensation, expense, disbursements and advances of the Lender Group and their respective agents and counsel and all other amounts due the Lender Group under Sections 2.13, 2.14(e) and 11.3) allowed in such proceeding or under such assignment; and

(ii)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b)                                 Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.13, 2.14(e) and 11.3.

(c)                                  Nothing contained herein shall authorize Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

16.14                 Withholding Taxes.

(a)                                  If any Lender is a “foreign corporation, partnership or trust” within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower:

(i)                                     if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder (within the meaning of Section 881(c)(3)(B) of the IRC), or (III) a controlled foreign corporation described in Section 881(c)(3)(C) of the IRC, and (B) a properly completed IRS Form W-8BEN, before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower;

(ii)                                  if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form W-8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower;

(iii)                               if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower;

(iv)                              such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b)                                 If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender.  To the extent of such percentage amount, Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(c)                                  If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(d)                                 If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(e)                                  All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below).  All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this subsection 16.14(e) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts payable to Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 16.14, or (ii) if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence.  Borrowers will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrowers.

16.15                 Collateral Matters.

(a)                                  The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower owned any interest at the time the security interest was granted or at any time thereafter, or (iv) constituting property leased to a Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement.  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Revolving Credit Lenders.  Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.15; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)                                 Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrowers or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

16.16                 Restrictions on Actions by Lenders; Sharing of Payments.

(a)                                  Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrowers or any deposit accounts of Borrowers now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

(b)                                 If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.17                 Agency for Perfection.  Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession.  Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

16.18                 Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

16.19                 Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group.  Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.20                 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)                                  is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit, appraisal, inventory reports or other examination report (each a “Report” and collectively, “Reports”) prepared by Agent, and Agent shall so furnish each Lender with such Reports,

(b)                                 expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon the Books, as well as on representations of Borrowers’ personnel,

(d)                                 agrees to keep all Reports and other material, non-public information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Borrowers that in any event such Lender may make disclosures (i) to counsel for and other advisors, accountants, and auditors to such Lender, (ii) reasonably required by any bona fide potential or actual Assignee or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender’s rights hereunder, subject to receipt of an undertaking by such potential transferee to maintain the confidentiality of such information, (iii) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or Participants, or (iv) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify Administrative Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof, and

(e)                                  without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing:  (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrowers to Agent that has not been contemporaneously provided by Borrowers to such Lender, and, upon receipt of such request, Agent shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrowers, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.21                 Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.22                 Legal Representation of Agent.  In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Bingham McCutchen LLP (“Bingham”) only has represented and only shall represent WFRF in its capacity as Agent and as a Lender.  Each other Lender hereby acknowledges that Bingham does not represent it in connection with any such matters.

16.23                 Confidentiality.  Except as otherwise provided in this Agreement, Agent shall not disclose any confidential information to any Person without the written consent of Borrower, other than (a) to Agent’s Affiliates and its officers, directors, employees, agents and advisors and to actual or prospective assignees and participants, and then only on a confidential basis; (b) as required by any law, rule or regulation or judicial process; and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.  If Agent is required by any law, rule or regulation or judicial process to disclose any confidential information, Agent will promptly give notice to Borrower so that Borrower may seek a protective order or other appropriate remedy.  If Borrower shall not obtain such protective order or other remedy, Agent will endeavor to furnish only that portion of the confidential information which Agent reasonably believes to be legally required.

16.24                 Documentation Agent.  National City Business Credit, Inc., in its capacity as Documentation Agent, shall have no duties or responsibilities and shall incur no liability under this Agreement or any other Loan Document.

16.25                 Press Releases and Related Matters.

With the prior written approval of the Administrative Borrower (which approval shall not be unreasonably withheld), the Agent, the Tranche B Agent, or any Lender may issue a “tombstone” notice of the establishment of the credit facility contemplated by this Agreement and may make reference to the Borrowers (and may utilize any logo or other distinctive symbol associated with the Borrowers) in connection with any advertising, promotion, or marketing undertaken by the Agent, the Tranche B Agent, or any Lender, irrespective of how such material will be disseminated.  Agent and Tranche B Agent reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

17.                               GENERAL PROVISIONS.

17.1                        Governing Documents of Parent.  Notwithstanding anything to the contrary contained herein or in the Governing Documents of Parent, Agent, Tranche B Agent and each Lender do not agree to and shall not be bound by any provision of the Parent’s Governing Document in respect of any compromise or arrangement between the Parent and its creditors or stockholders (as of the Closing Date, Article 11 of the Articles of Incorporation of Parent), and the inclusion of any such provision in Parent’s Governing Documents shall not impair or frustrate in any way the Agent’s or any Lender’s rights to initiate, participate in or object to any Insolvency Proceeding or any proposed compromise or arrangement as described therein.  The Agent, Tranche B Agent and each Lender do not consent to the jurisdiction of the state courts of the State of Delaware.

17.2                        Effectiveness.  This Agreement shall be binding and deemed effective when executed by Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.3                        Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.4                        Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Borrowers, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.5                        Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.6                        Amendments in Writing.  This Agreement only can be amended by a writing in accordance with Section 15.1.

17.7                        Counterparts; Telefacsimile Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8                        Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Borrower or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9                        Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.10                 Parent as Agent for Borrowers.  Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.9 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person, any Tranche B Agent-Related Person or Lender-Related Person, as the case may be.

17.11                 Amendment and Restatement.  This Agreement and the financing commitments set forth herein constitute an amendment, modification and restatement, but not an extinguishment or novation, of the Existing Loan Agreement and the financing commitments set forth therein.  This Agreement and the Loan Documents are not intended as, and shall not be construed as, a release, impairment or novation of the indebtedness, liabilities and obligations of the Borrowers under the Existing Loan Agreement and the other documents contemplated thereby or the liens and security interests granted therein, all of which liens and security interests are hereby modified and affirmed.  With respect to matters relating to the period of this Agreement prior to the date hereof, all of the provisions of the Existing Loan Agreement are hereby ratified and confirmed, and shall remain in full force and effect.  The Existing Loan Agreement, as modified by the provisions of this Agreement, shall be construed as one agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

ULTIMATE ELECTRONICS, INC.,
a Delaware corporation
By:	/s/ David A. Carter
Name:	David Carter
Title:	Senior Vice President, Finance and Chief
Financial Officer, and Secretary

ULTIMATE INTANGIBLES CORP.,
a Colorado corporation

By:	/s/ Alan E. Kessock
Name:	Alan E. Kessock
Title:	Vice President and Treasurer

ULTIMATE LEASING CORP.,
a Colorado corporation

By:	/s/ Alan E. Kessock
Name:	Alan E. Kessock
Title:	Vice President and Treasurer

FAST TRAK INC.,
a Minnesota corporation

By:	/s/ Alan E. Kessock
Name:	Alan E. Kessock
Title:	Vice President and Treasurer

ULTIMATE ELECTRONICS PARTNERS CORP., a Colorado corporation

By:	/s/ Alan E. Kessock
Name:	Alan E. Kessock
Title:	Vice President and Treasurer

ULTIMATE ELECTRONICS LEASING LP, a Texas limited partnership

	By:	Ultimate Leasing Corp., its General Partner

By:	/s/ Alan E. Kessock
Name:	Alan E. Kessock
Title:	Vice President and Treasurer

ULTIMATE ELECTRONICS TEXAS LP,
a Texas limited partnership
	By:	Ultimate Electronics, Inc., its General Partner

By:	/s/ David A. Carter
Name:	David Carter
Title:	Senior Vice President, Finance and Chief
Officer and Secretary

AGENT:
WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as Agent

By:	/s/ Jennifer Blanchette
Name:	Jennifer Blanchette
Title:	AVP/Associate Account Executive

LENDERS:
WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as Lender

By:	/s/ Jennifer Blanchette
Name:	Jennifer Blanchette
Title:	AVP/Associate Account Executive

PNC BANK, NATIONAL ASSOCIATION, as a Revolving Credit Lender

By:	/s/ I A Silberman
Name:	Illene Silberman
Title:	V.P.

NATIONAL CITY BUSINESS CREDIT, INC.,
as a Revolving Credit Lender and Documentation Agent

By:	/s/ Michael Fine
Name:	Michael Fine
Title:	Director

FLEET RETAIL GROUP, INC.,
as a Revolving Credit Lender

By:	/s/ Christine M. Scott
Name:	Christine M. Scott
Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Revolving Credit Lender

By:	/s/ T A Gronski
Name:	Todd Gronski
Title:	Duly Authorized Signer

BACK BAY CAPITAL FUNDING LLC,
as Tranche B Agent and a Tranche B Lender

By:	/s/ William Chan
Name:	William Chan
Title:	Vice President

CERTIFICATE OF ACKNOWLEDGMENT

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER))

On this 20th day of July, 2004, before me, the undersigned notary public, personally appeared David A. Carter proved to me through satisfactory evidence of identification, which were CA/DL and personal knowledge, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose (as, Senior Vice President - Finance, Chief Financial Officer, and Secretary for Ultimate Electronics, Inc., a Delaware corporation, and on behalf of Ultimate Electronics, Inc., the General Partner of Ultimate Electronics Texas LP, a Texas limited partnership).

/s/ Marilyn R. Moll
(official signature and seal of notary)

My commission expires: November 12, 2005

CERTIFICATE OF ACKNOWLEDGMENT

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER))

On this 20th day of July, 2004, before me, the undersigned notary public, personally appeared Alan E. Kessock proved to me through satisfactory evidence of identification, which were CO/DL and personal knowledge, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose (as, Vice President and Treasurer for Ultimate Intangibles Corp., a Colorado corporation, Ultimate Leasing Corp., a Colorado corporation, Fast Trak Inc., a Minnesota corporation, and Ultimate Electronics Partners Corp., a Colorado corporation, and on behalf of Ultimate Leasing Corp., the General Partner of Ultimate Electronics Leasing LP, a Texas limited partnership).

/s/ Marilyn R. Moll
(official signature and seal of notary)

My commission expires: November 12, 2005